Exhibit 10.1
OFFICE LEASE
(Full Service Expense Stop Lease)
HAYDEN FERRY LAKESIDE
PHASE II
Between
HAYDEN FERRY LAKESIDE, LLC
and
RENEGY HOLDINGS, INC.
60 E. Rio Salado Parkway, Tempe, Arizona

BASIC LEASE INFORMATION
I. LEASE DATE: January 17, 2008
II. LESSOR: Hayden Ferry Lakeside, LLC, an Arizona limited liability company

Address:	c/o SunCor Development Company
Attn: Property Manager and Corporate Counsel
80 E. Rio Salado Parkway, Suite 410
Tempe, Arizona 85281
Phone: (480) 317-6800
Fax: (480) 317-6934
III. LESSEE: Renegy Holdings, Inc., a Delaware corporation

Address:	Attn: Rob Zack, CFO
301 West Warner, Suite 132
Tempe, Arizona 85284
Phone: (480) 556-5555
Fax: (480) 361-8341
IV. SECURITY:

GUARANTORS:	Not required.

LETTER OF CREDIT:	Optional $144,744.00 (See Section 5.4)

V. PREMISES:	Suite Number: 1011, 10th Floor

Rentable Area: 7,824

Usable Area: 6,806

See Section 1.2
VI. BUILDING: The Premises are within the Building known as Hayden Ferry Lakeside — Phase II, with the street address noted below, located at the northeast corner of Mill Avenue and Rio Salado Parkway, Tempe, Arizona.
VII. STREET ADDRESS OF THE BUILDING: 60 E. Rio Salado Parkway, Tempe, Arizona
VIII. RENTABLE AREA OF THE BUILDING: 294,911 rentable square feet (see Section 1.2)
IX. LESSEE’S PRO-RATA SHARE: 2.653% Based on Rentable Area of the Premises (as stated above) divided by the Rentable Area of the Building (as stated above).

X. TERM (see Article 2):

Lease Term:	65 months

Options:	One (1) five (5) year option (see Section 2.1.2)

Projected Commencement Date:		July 1, 2008 (Lessor requires a minimum of 150 days to complete tenant improvements from signed Lease and approved space plan).*

Projected Termination Date:		November 30, 2013*

*	subject to adjustment; see Article 2
XI. BASE RENTAL:

Months of	Annual	Monthly	Rent Per Square
Lease Term	Rental**	Rental**	Foot of Rental Area
Months 1 - 12	$266,016.00	$22,168.00	$34.00
Months 13 - 24	$273,840.00	$22,820.00	$35.00
Months 25 - 36	$281,664.00	$23,472.00	$36.00
Months 37 - 48	$289,488.00	$24,124.00	$37.00
Months 49 - 65	$297,312.00	$24,776.00	$38.00

*
See Section 3.5 for rent abatement for the first five (5) months of the Lease Term and Section 5.3 for application of a portion of the Security Deposit to pay Base Rental payable for months 13, 25, 37, 49, 61 and 65 of the Lease Term.

**	See Article XIV below and Exhibit “C” for possible increase in Base Rental during months six (6) through sixty-five (65) of the Lease Term.
XII. EXPENSE STOP (YEARLY): $6.25 times the number of square feet of Rentable Area in the Premises. (NOTE: certain tax abatement benefits applicable to the Building and adjacent land are not included in the Expense Stop figure — see Section 4.6).
XIII. PERMITTED USE: Lessee shall use the Premises, utilizing only the Permitted Name, in a respectable and reputable manner for the offices of a real estate construction, consultant and management company, and for no other purpose.
PERMITTED NAME: “Renegy Holdings, Inc.”, or such other reputable name suitable for the Building and the Project as may be approved by Lessor, which approval shall not be unreasonably withheld.

XIV. TENANT’S IMPROVEMENT ALLOWANCE: $272,240.00 (total allowance for entire Premises calculated as follows: $40.00 times 6,806, which is the number of usable square feet selected by Lessor to calculate the Tenant Improvement Allowance. See Exhibit “C” for Lessee’s right, in its discretion, to elect to increase the Tenant Improvement Allowance up to Five Dollars ($5.00) per usable square foot comprising the Premises, with such additional amount, plus interest (at a rate per annum equal to ten percent (10%)), to be paid in the form of an increase in Base Rental during months six (6) through sixty-five (65) of the Lease Term, as more particularly set forth on Exhibit “C” attached hereto.
XV. PREPAYMENT OF ONE MONTH’S BASE RENTAL: $22,168.00 (payable by Lessee upon execution of this Lease, and applied to the Base Rental for the sixth (6th) month of the Lease Term).
XVI. SECURITY DEPOSIT: $144,744.00 (See Article 5).
XVII. REQUIRED INSURANCE: (see Article 14)
(a)	Fire Damage Liability Endorsement: Two Hundred Fifty Thousand Dollars ($250,000.00)

(b)	Commercial General Liability Insurance: Five Million Dollars-Combined Single Limit ($5,000,000.00)

(c)	ISO Special Form Insurance on Lessee’s Property: See Section 14.1.2 for required coverage

(d)	Business Interruption: See Section 14.1.3 for required coverage.

(e)	Worker’s compensation: See Section 14.1.4 for required coverage.
XVIII. PARKING SPACES AND PARKING RENTAL: (if none, state “NONE”)

		Monthly	Total Rental Per Month Per Space
Type of Parking	Number of Spaces	Rental (4)	(4)
Executive parking (1)	4	x $80/month	$320.00
Reserved — covered (2)	6	x $60/month	$360.00
Unreserved — uncovered or covered (3)	17	x $40/month	$680.00
Total Monthly Parking Rental			$1,360.00
The above Parking Spaces are calculated based on the following ratios: (i) executive parking spaces will be allocated based on 0.5 space per 1,000 square feet of usable area (rounded down for less than a full space; provided, however, Lessor has agreed to grant to Lessee a minimum of four (4) executive parking spaces as of the date of this Lease; provided further, however, the foregoing ratio shall apply in the event the square footage of the Premises is ever increased or decreased during the term hereof); (ii) covered reserved parking spaces will be allocated based on 1.0 spaces per 1,000 square feet of usable area (rounded down for less than a full space), and (iii) uncovered unreserved parking spaces will be allocated based on 2.5 spaces per 1,000 square feet of usable area (any number ending with .5 or less shall be rounded down, and greater than .5 shall be rounded up).

(1)	located below grade beneath the Building (see Article 25)

(2)	located in the P-l Parking Structure (See Article 25)

(3)
unreserved parking will be covered only if available, and Lessor shall have no duty or obligation to provide or ensure the availability of covered unreserved parking; uncovered parking spaces are located on the top floor of the P-1 Parking Structure.

(4)	NOTE: THESE RATES APPLY TO THE CURRENT CALENDAR YEAR AND MAY BE INCREASED DURING THE LEASE TERM — SEE ARTICLE 25
XIX. BROKERS (see Section 31.17):

Lessor’s Broker:	Lee & Associates
3200 E. Camelback Road, Suite 100
Phoenix, Arizona 85018

Lessee’s Broker:	Dave Johnson
Lee & Associates
3200 East Camelback Road, Suite 100
Phoenix, Arizona 85018
The foregoing Basic Lease Information is part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information set forth above, and any terms used in this Lease that are capitalized shall refer to the corresponding terms set forth above (e.g., “Lessor”, “Lessee”, “Tenant Improvement Allowance”, “Permitted Use”, etc.). In the event of a conflict, this Lease shall prevail. Lessee acknowledges that it has read and understands all of the provisions contained in the entire Lease and all Exhibits which are a part thereof, and agrees that this Lease, including the Basic Lease Information and all Exhibits, reflects the entire understanding and reasonable expectations of Lessor and Lessee regarding the Premises.
     RZ
Lessee’s Initials

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OFFICE LEASE
1	PREMISES, PROJECT, HAYDEN FERRY LAKESIDE DEVELOPMENT; OWNERS’ ASSOCIATION.
1.1 Description of Premises; Agreement to Lease; Project. On the terms and conditions contained in this Lease, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor those premises referred to in the Basic Lease Information and designated on the floor plan(s) attached hereto as Exhibit “A” (the “Premises”). The Premises shall have an upper boundary of the underside of the floor immediately above the Premises (subject to the use restriction contained in Section 6.4), and a lower boundary of the unfinished surface of the floor upon which the Premises are situated. The Building of which the Premises are a part with the address set forth in the Basic Lease Information (the “Building”) is a part of that portion of Hayden Ferry Lakeside (as hereafter defined) designated for office, commercial, retail, and parking uses as generally outlined on Exhibit “A-1” attached hereto (the “Project”).
1.2 Rentable Area. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS LEASE, THE PARTIES AGREE THAT FOR PURPOSES OF CALCULATING BASE RENTAL AND LESSEE’S PRO-RATA SHARE, (A) THE PREMISES WILL BE DEEMED TO CONTAIN A RENTABLE AREA AND USABLE AREA COMPRISING THE NUMBER OF SQUARE FEET DESIGNATED IN THE BASIC LEASE INFORMATION, AND (B) THE BUILDING WILL BE DEEMED TO CONTAIN A RENTABLE AREA COMPRISING THE NUMBER OF SQUARE FEET DESIGNATED IN THE BASIC LEASE INFORMATION, AND (C) SAID SQUARE FOOTAGE OF THE PREMISES AND THE BUILDING ARE STIPULATED AMOUNTS BASED ON LESSOR’S METHOD OF DETERMINING SAID SQUARE FOOTAGE (INCLUDING A LOAD FACTOR, THE GENERAL USE OF CERTAIN BOMA STANDARDS, AND OTHER CONSIDERATIONS) AND MAY NOT REFLECT THE ACTUAL AMOUNT OF FLOOR SPACE AVAILABLE FOR THE USE OF LESSEE OR OTHER TENANTS, AND WILL NOT BE ADJUSTED TO REFLECT CHANGES DURING THE TERM OF THIS LEASE IN RENTABLE OR USABLE AREA AS TYPICALLY CALCULATED USING BOMA STANDARDS.
1.3 Hayden Ferry Lakeside, Easements; Additional CC&R’s. Lessee acknowledges that the Project is part of a master-planned area known as Hayden Ferry Lakeside (“Hayden Ferry Lakeside”), which is or may be comprised of office, commercial, retail, hotel, residential and other uses, together with a parking structure and underground parking facilities. Lessee also acknowledges and agrees that this Lease, Lessee’s use of the Premises, and the exercise of any rights set forth in this Lease are subject and subordinate to any and all easements, covenants, conditions, restrictions, and similar matters of record against the Project, including, without limitation, the Master Declaration of Covenants, Conditions, and Restrictions for Hayden Ferry Lakeside, and the Declaration of Covenants, Conditions and Restrictions for Hayden Ferry Lakeside West (“Existing CC&R’s”). In addition, Lessee agrees that (i) Lessor must reserve full flexibility and the legal right to impose upon the Project such easements, rights, dedications, plats and restrictions as Lessor deems necessary or desirable, in its discretion, to facilitate the development, use and operation of Hayden Ferry Lakeside, and (ii) Lessor shall have the right, from time to time, to grant and record such easements, rights, dedications, plats and restrictions, including, without limitation, modifications to the Existing CC&R’s, as Lessor deems necessary or desirable with respect to the Building, the Project, and/or Hayden Ferry Lakeside, so long as such easements, rights, dedications, plats and restrictions do not unreasonably and materially interfere with the use of, or access to, the Premises by Lessee (“Additional CC&R’s”). The Existing CC&R’s and the Additional CC&R’s are hereafter collectively referred to as the “CC&R’s”. Lessee (and Guarantor) shall not be required or permitted to sign any of the foregoing documents, and Lessee agrees that this Lease shall be subordinate and subject to all CC&R’s recorded by Lessor, including without limitation any amendments, modifications or restatements of any such documents, whether or not of record prior to the execution of this Lease.
1.4 Owners’ Association. One or more associations of property owners within all or a portion of Hayden Ferry Lakeside and/or the Project has been or will be hereafter formed pursuant to the CC&R’s to own and/or operate the Underground Parking Facilities and/or the P-1 Parking Structure (as those terms are defined in Article 25), and/or to manage, operate, maintain and replace all or portions of the common areas and common facilities outside of the Building and other buildings within the Project and/or all of Hayden Ferry Lakeside, together with property adjacent to Hayden Ferry Lakeside that will be maintained and managed for the benefit thereof or as may be required by the City of Tempe (each referred to herein as an “Owners’ Association”). When an Owners’ Association is formed, Lessor reserves the right, in its discretion, to assign to an Owners’ Association, on terms acceptable to Lessor, all or a certain portion of the duties and obligations of Lessor with respect to the maintenance, repair, operation and replacement of the Underground Parking Facilities, and/or the P-l Parking Structure, and/or all or a portion of the common areas and common facilities owned by Lessor within the Project located outside of the Building (including those described in Section 4.3 with respect to Operating Costs, as therein defined). Lessor will in turn pay assessments and other charges to each Owners’ Association, and Lessor shall have the right to include the same in the Operating Costs under this Lease. Upon assumption of such duties and obligations by an Owners’ Association in writing, Lessor shall be permanently relieved of any responsibility with respect thereto if the assignment is a permanent assignment, or if the assignment is for a period of time, for the period of time specified in the assignment document, provided that Lessor shall thereafter be responsible for using reasonable efforts to cause the performance of such duties and obligations by the Owners’ Association in compliance with the standards set forth in this Lease.
1.5 Outdoor Balcony Area. Until this Lease, or Lessee’s right to occupy and use the Premises, is terminated as permitted by the terms of this Lease, Lessee shall have the right to use only the portion of the outdoor balcony area that is directly contiguous to the applicable exterior wall of the Premises without cost or rent to Lessee, the general location of such portion of said balcony area is depicted on Exhibit “A” attached hereto (such portion of said balcony area shall be referred to herein as the “Outdoor Balcony Area” and the remaining portion of said balcony area shall be referred to herein as the “Remainder Balcony Area”), subject to the following: (a) the Outdoor Balcony Area shall be used in a quiet and orderly manner that does not unreasonably disturb any other tenants of the Building or unreasonably interfere with the use and enjoyment of the Building or other balcony areas by other tenants or invitees, and in no event will any sound system, outdoor speakers or outside entertainment be permitted except with the prior written consent of Lessor, which it may withhold in its sole discretion, (b) no outdoor furniture, tables, chairs, umbrellas, equipment, plants, lighting or other items will be allowed except with the prior written approval of Lessor (which approval shall not be unreasonably withheld, conditioned or delayed), and any such items must be commercial grade and a matched set, but in no event shall any awnings nor any signs, logos or any advertising materials be placed in or on the Outdoor Balcony Area or on any items located thereon (as may be approved by Lessor as herein provided), (c) Lessee shall, at its sole cost, otherwise comply with all applicable state, municipal or local laws, regulations, rules or ordinances with respect to its use of the Outdoor Balcony Area, (d) Lessee shall at all times, at its sole expense, maintain the Outdoor Balcony Area in a clean, neat and attractive fashion suitable for a first class development such as the Project, and shall be responsible for the safe use thereof by Lessee, its employees, agents, contractors and invitees, and shall prevent any user of the Outdoor Balcony Area from scaling the fence or other barrier now or hereafter surrounding the Outdoor Balcony Area, (e) Lessee acknowledges and agrees that Lessor will require access to the Outdoor Balcony Area from time to time to use existing equipment to wash, repair and replace windows and otherwise gain access to exterior portions of the Building to perform maintenance, repairs and other work, (f) Lessee shall not alter the Outdoor Balcony Area in any way and shall repair any damage to the Outdoor Balcony Area or the Building to the extent caused by Lessee, its employees, agents, contractors, or invitees, (g) no smoking shall be allowed on the Outdoor Balcony Area, (h) Lessee acknowledges and agrees that Lessor may access the Outdoor Balcony Area through the Premises at any time to erect a barrier (the composition and dimensions of such barrier to be in Lessor’s discretion) dividing the Outdoor Balcony Area and the Remainder Balcony Area, (i) Lessee acknowledges and agrees that nothing herein shall grant Lessee any present or future rights to access or otherwise utilize the Remainder Balcony Area, whether or not Lessor has erected the barrier contemplated in clause (h) above, (j) Lessee shall be obligated (whether or not Lessor has erected the barrier contemplated in clause (h) above), at Lessee’s sole cost and expense, to repair any damage to, or remove any debris or property from, the Remainder Balcony Area caused or placed thereon by Lessee or its agents, contractors or employees; and (k) Lessee shall (whether or not Lessor has erected the barrier contemplated in clause (h) above) indemnify, defend and hold harmless Lessor for, from and against any and all claims, losses, damages, actions and causes of action arising from any such entry onto the Remainder Balcony Area by Lessee, or its agents, contractors or employees.
2 TERM.
2.1 Lease Term.
2.1.1 Initial Term. Except as provided herein, the initial term of this Lease shall be for the period set forth in the Basic Lease Information, subject to early commencement as provided in Section 2.2 or later commencement as provided in Section 2.3 (“Initial Term”).
2.1.2 Extension of Initial Term. Lessee shall have the right and option to extend the Initial Term of this Lease for the renewal option period set forth in the Basic Lease Information (“Renewal Option”) upon all the terms, covenants and conditions set forth in this Lease, except that Base Rental and the Expense Stop shall be established as set forth in Section 3.6 below. The Renewal Option may be exercised only if (i) Lessee expressly and unconditionally exercises the Renewal Option by providing written notice thereof to Lessor at least six (6) months prior to expiration of the Initial Term, and (ii) Lessee is not in default under this Lease beyond any applicable cure periods at the time of Lessee’s exercise of the Renewal Option set forth herein and on the date the Renewal Option period commences. If Lessee does not satisfy the requirements of subsections (i) and (ii), the Renewal Option set forth in this Section 2.1.2 shall automatically be deemed null and void.

2.1.3 “Lease Term” Defined. For purposes of this Lease, “Lease Term” shall refer to the Initial Term and the Renewal Option period if the Renewal Option is properly exercised pursuant to Section 2.1.2.
2.2 Term Commencement. Subject to the following, the Lease Term shall commence on the earlier of (i) the date a certificate of occupancy has been issued for the Premises and Lessor delivers to Lessee and Lessee takes from Lessor possession of all or a portion thereof in accordance with Section 2.3 below, or (ii) 12:01 a.m. on the Projected Commencement Date (as may be extended pursuant to Section 2.3 below) (the “Commencement Date”); provided, however, if the Commencement Date does not occur on the first day of a calendar month, the Lease Term shall begin on the first day of the next succeeding calendar month; provided, however, Lessee’s obligation to pay Rent (as defined in Section 3.3) and other charges hereunder shall commence in accordance with Section 3.1 and 4.1. This Lease shall terminate at 11:59 p.m. on the last day of the calendar month that the Projected Termination Date set forth in the Basic Lease Information occurs (as may be extended pursuant to Section 2.3 below) (the “Termination Date”). Lessee will not occupy the Premises prior to the commencement of the Lease Term without Lessor’s prior written consent, which consent Lessor may grant, withhold or condition in its sole and absolute discretion. Notwithstanding the previous sentence, upon the date that is ten (10) business days prior to the anticipated Commencement Date (as determined by Lessor), until the Commencement Date, Lessee shall have the right, prior to and without triggering the Commencement Date, to enter upon the Premises for purposes of installing any furniture, equipment and trade fixtures that are approved by Lessor (such approval not to be unreasonably withheld or delayed); provided in any such event that: (a) Lessor shall incur no expense in connection with such early entry by Lessee and shall have no liability to Lessee or its agents, employees or contractors for damage to any property stored in the Premises by Lessee; (b) Lessee shall not unreasonably interfere with Lessor’s construction of any Lessor’s Work in the Premises; (c) Lessee shall provide Lessor, prior to such entry, certificates of insurance as required by this Lease naming Lessor as an additional insured; and (d) without limiting any of Lessee’s indemnification obligations set forth elsewhere in this Lease, Lessee shall indemnify, defend and hold harmless Lessor from any and all claims, losses, damages, actions and causes of action arising from any such entry onto the Premises by Lessee or its agents, employees or contractors. If Lessee enters onto the Premises prior to the Commencement Date, Lessee also shall comply with and observe all terms and conditions of this Lease (other than Lessee’s obligation to pay any rental under this Lease).
2.3 Delay in Tender of Possession.
2.3.1 Delay in Tender of Possession. If Lessor is unable to Substantially Complete Lessor’s Work to the extent required in Exhibit “C” (i.e., to the extent required to allow Lessee to commence Lessee’s Work while Lessor continues to complete Lessor’s Work) and tender possession of the Premises to Lessee for performance of Lessee’s Work on or before the Projected Commencement Date set forth in the Basic Lease Information, for any reason whatsoever, including, without limitation, Lessor’s inability to complete any required construction, or Delays Caused by Lessee (as that term is defined in Exhibit “C” attached hereto), Lessor shall not be liable to Lessee for any costs, damages, losses, fees or penalties resulting therefrom and this Lease shall continue in full force and effect, except that:

2.3.1.1 Delays Not Caused by Lessee. If the delay in tender of possession does not result from Delays Caused by Lessee, then (i) the Lease Term and Lessee’s obligation to pay Base Rental or other rental pursuant hereto shall commence when Lessor Substantially Completes Lessor’s Work for the Premises and tenders possession thereof to Lessee (regardless of whether Lessee actually takes possession), and (ii) the Projected Commencement Date and the Projected Termination Date each shall be advanced by the number of days that commencement of the term hereof was so delayed. If Lessor, however, is unable to tender possession of the Premises to Lessee on or before one hundred eighty (180) days after the Projected Commencement Date set forth in the Basic Lease Information for reasons other than Delays Caused by Lessee (in which event Section 2.3.1.2 below shall apply) and/or force majeure events described in Article 26 (in which event said Article shall apply with respect to such delay), then Lessor shall not be in breach of this Lease, but Lessee shall be entitled to, as its sole and exclusive remedy, (a) terminate this Lease by written notice to Lessor given within ten (10) days after the expiration of said 180-day period; (b) a return of the Security Deposit and any prepayment of Base Rental pursuant to Article XV of the Basic Lease Information; and (c) reimbursement by Lessor of Lessee’s actual out-of-pocket expenses directly incurred by Lessor’s failure to deliver the Premises, which expenses shall be evidenced by documentation reasonably acceptable to Lessor and in no event shall exceed Twenty-Thousand and No/100 Dollars ($20,000.00).
2.3.1.2 Delays Caused by Lessee. If delay in tender of possession is the result of Delays Caused by Lessee, then Base Rental and other rental due hereunder shall commence as of the Projected Commencement Date set forth in the Basic Lease Information.
2.4 Confirmation of Commencement Date. If the Lease Term commences as herein provided on other than the Projected Commencement Date set forth in the Basic Lease Information, then the parties shall confirm in writing the date the Lease Term commences and any adjustment to the Termination Date, which confirmation shall be attached hereto and made a part hereof.
2.5 Holding Over.
2.5.1 With Lessor’s Consent. If Lessee remains in possession of the Premises after the expiration or termination of this Lease with Lessor’s express written consent, and no other lease is executed, Lessee shall be deemed a tenant on a month-to-month basis on the terms and conditions herein, but shall pay an amount equal to one hundred fifty percent (150%) of the monthly Base Rental in effect prior to the date of such expiration or termination, together with Lessee’s Pro-Rata Share of Excess Operating Costs (as defined in Section 4.2) and all other Rent owing hereunder. Either Lessor or Lessee may terminate such month-to-month tenancy effective thirty (30) days after giving written notice to the other party.

2.5.2 Without Lessor’s Consent. If Lessee remains in possession of the Premises after the expiration or termination of this Lease without Lessor’s express written consent and without a new lease in effect, then Lessee shall be a tenant at sufferance, Lessor shall be entitled to immediate possession, and Lessor shall be entitled to collect from Lessee for each day of such possession (as Base Rental hereunder and not as liquidated damages) an amount equal to two hundred percent (200%) of the daily Base Rental in effect prior to the date of such expiration or termination, together with Lessee’s Pro-Rata Share of Excess Operating Costs and all other Rent owing hereunder, and Lessee shall indemnify, defend and hold Lessor harmless for, from, and against any losses, damages, liabilities, obligations, expenses, fees and costs (including reasonable attorneys’ fees and costs) resulting from such holding over. Lessor’s right to collect such Base Rental and other Rent shall be in addition to and shall not preclude concurrent, alternative or successive exercise of any other rights or remedies available to Lessor.
3 RENTAL.
3.1 Base Rental. Throughout the Lease Term, commencing on the Commencement Date, Lessee shall pay to Lessor as rental hereunder that sum identified as the monthly Base Rental for the Premises in the Basic Lease Information, as may be increased from time to time as may be provided in the Basic Lease Information, in Sections 2.5 and 3.6 of this Lease. Base Rental shall be paid in advance on the first day of each calendar month of the Lease Term. If the Commencement Date and/or Termination Date occurs on other than the first day (with respect to the Commencement Date) or the last day (with respect to the Termination Date) of a calendar month (as determined in accordance with Section 2.2), then the Base Rental for said partial month shall be prorated on a per diem basis (based on a 30-day month), and shall be paid in full on the Commencement Date or the first day of such partial month in which the Lease Term terminates (as applicable).
3.2 Payment. Base Rental and all other Rent and other sums payable pursuant to this Lease shall be paid, without deduction, offset, prior notice or demand, to Lessor at the address set forth in the Basic Lease Information, or at such other place or to such other person as Lessor may from time to time designate by notice hereunder. All payments shall be made in lawful money of the United States of America.
3.3 Additional Rent. All sums due from Lessee to Lessor under this Lease, including Base Rental, Lessee’s Pro-Rata share of Excess Operating Costs, parking rental due to Lessor or its manager for any Parking Spaces (as defined in Article 25) leased to Lessee, and all other sums due from Lessee under this Lease shall constitute rent due to Lessor and may be referred to herein collectively from time to time as “Rent”.
3.4 Rental Taxes. Together with, and in addition to, any payment of rental or any other sums payable to or for the benefit of Lessor pursuant to this Lease, Lessee shall pay to Lessor any excise, sales, occupancy, franchise, privilege, rental or transaction privilege tax levied by any governmental authority upon Lessor (except Lessor’s income tax) and/or the Premises as a result and to the extent of such payments hereunder or as a result of Lessee’s use or occupancy of the Premises, and any taxes assessed or imposed in lieu of or in substitution for any of the foregoing taxes whether now existing or hereafter enacted.

3.5 Abatement of Base Rental. Notwithstanding any other provisions in this Lease to the contrary, so long as Lessee is not in default under this Lease beyond applicable cure periods as set forth in Section 29.1 below (otherwise, Base Rental and all other sums due shall be due in full as set forth in the Basic Lease Information at the monthly amount otherwise due for the applicable month of the Lease Term), Lessee shall be entitled to an abatement of the monthly Base Rental due for the first five (5) months of the Lease Term; provided, however, that all other sums due under this Lease shall be due and payable during said abatement period, and that if this Lease is terminated pursuant to the terms hereof before the benefit of the abatement is fully realized by Lessee, Lessee’s right to receive an abatement as herein provided, or the value thereof in lieu of an abatement, shall likewise terminate for all purposes.
3.6 Determination of Base Rental and Expense Stop for Renewal Option. If Lessee properly and timely exercises its right with respect to the Renewal Option as provided in Section 2.1.2, then the Base Rental due and payable for the Premises during the Renewal Option period shall be one hundred percent (100%) of the Fair Market Rental Rate per rentable square foot within the Premises (as set forth in the Basic Lease Information) established and determined as hereafter provided, and the Expense Stop for the Renewal Option shall be equal to the amount used to establish the Fair Market Rental Rate as hereafter provided.
3.6.1 Within forty-five (45) days after Lessee timely and properly exercises its option rights as herein provided, Lessor shall submit to Lessee in writing Lessor’s proposed base rental for the Premises, the proposed expense stop (if Lessor elects to increase the same beyond the Expense Stop set forth in the Basic Lease Information), and any economic benefits Lessor may elect to provide to Lessee, in Lessor’s sole discretion, such as a tenant improvement allowance to refurbish or upgrade the Premises (“Lessor’s Economic Terms for the Premises”).
3.6.2 If Lessee does not submit its written objection to Lessor’s Economic Terms for the Premises within thirty (30) days after receipt thereof, then the Base Rental and Expense Stop included therein shall constitute the “Fair Market Rental Rate” for purposes of this Section, provided that all other terms constituting Lessor’s Economic Terms for the Premises shall also apply. If Lessee delivers its written objection to Lessor’s Economic Terms for the Premises within said 30-day period, then the Fair Market Rental Rate shall be established pursuant to Section 3.6.3 below, provided that Lessor’s Economic Terms for the Premises (excluding Lessor’s proposed base rental) shall be used to determine the same as therein provided.
3.6.3 If Lessor and Lessee cannot agree upon the Fair Market Rental Rate pursuant to Section 3.6.2 above within the time period set forth therein for Lessee’s acceptance or rejection of Lessor’s proposed Fair Market Rental Rate (“Rent Determination Period”), then the Fair Market Rental Rate shall be established as follows:
3.6.3.1 Within fifteen (15) days after the expiration of the Rent Determination Period, Lessor and Lessee shall each appoint a qualified, independent MAI appraiser of its choice with at least five (5) years of experience in appraising prevailing market rates for properties similar to the Building (“Qualified Appraiser”). The two appraisers selected by Lessor and Lessee shall then appoint a third Qualified Appraiser, and the third Qualified Appraiser shall constitute the “Appraiser” for purposes of this Section. If either party fails to appoint a Qualified Appraiser within said 15-day period, then the Qualified Appraiser timely appointed by the other party shall constitute the “Appraiser” for purposes of this Section.

3.6.3.2 Lessor and Lessee shall direct the Appraiser to make an independent determination of the prevailing market rate for the Premises based on Lessor’s Economic Terms for the Premises (including, without limitation, the expense stop selected by Lessor), the quality of the space, existing improvements and amenities, and the then prevailing market rate per square foot of rentable area for office space comparable to the Premises, the Building, and the Project in quality, appearance, location, amenities and design in the Phoenix metropolitan area, and such other standards as may be customarily utilized by MAI appraisers. The Appraiser shall be required to submit its determination within forty-five (45) days after the Rent Determination Period, and the same shall constitute the Fair Market Rental Rate per square foot of rentable area to be used for purposes of this Section.
3.6.3.3 If the Fair Market Rental Rate established pursuant to this Section 3.6.3 is equal to or greater than the base rental per rentable square foot offered by Lessor in Lessor’s Economic Terms for the Premises, then Lessee shall bear the full expense of the Appraiser. If the Fair Market Rental Rate determined pursuant to this Section 3.6.3 is less than the base rental so established by Lessor, then Lessor shall bear the full expense of the Appraiser.
3.6.4 When the Fair Market Rental Rate is determined as set forth above, Lessor and Lessee shall, acting reasonably and in good faith, within thirty (30) days thereafter, execute and deliver an amendment to this Lease that acknowledges the extension of the Lease Term, establishes the Base Rental (at 100% of the Fair Market Rental Rate so determined), and establishes the expense stop used to calculate the Fair Market Rental Rate for the Premises; provided, however, that execution of said amendment shall not be a condition precedent to the Base Rental due for the Renewal Option.
3.6.5 Any other provision in this Section notwithstanding, in no event shall the Base Rental to be paid for the Premises during the Renewal Option period be less than the Base Rental applicable to the Initial Term.
4 OPERATING COSTS.
4.1 Lessee’s Obligation to Pay. In addition to the Base Rental and all other sums payable pursuant to this Lease, Lessee shall pay to Lessor, commencing on the Commencement Date, and continuing thereafter during the entire Lease Term, as additional rental hereunder, Lessee’s Pro-Rata Share (as set forth in the Basic Lease Information and Section 4.7) of that amount by which the Operating Costs (as defined in Section 4.3 below) for each calendar year during the term hereof exceeds the Expense Stop (as set forth in the Basic Lease Information). If the Commencement Date and/or Termination Date occurs on other than the first day (with respect to the Commencement Date) or the last day (with respect to the Termination Date) of a calendar month (as determined in accordance with Section 2.2.), then Lessees Pro Rata Share of Excess Operating Costs, if any, for said partial month shall be pro rated on a per diem basis (based on a 30-day month), and shall be paid in full on the Commencement Date or first day of the month in which the Lease Term terminates (as applicable).

4.2 Monthly Impound. Prior to the Commencement Date, and prior to January 1 of each calendar year thereafter during the Lease Term, Lessor shall prepare or cause to be prepared in good faith an estimate of the total Operating Costs for the upcoming calendar year (or the remaining portion thereof) for the Building and those Operating Costs for the entire Project allocated to Lessor’s portion of the Project. As of the Commencement Date, if Lessee’s Pro-Rata Share of this estimated amount exceeds the Expense Stop (such excess shall hereinafter be referred to as “Excess Operating Costs”), Lessee shall pay, concurrently with the monthly Base Rental payments, an amount equal to one-twelfth (1/12) of the estimated amount of Lessee’s Pro-Rata Share of such Excess Operating Costs. Within three (3) months after the expiration of such calendar year, Lessor shall furnish Lessee with a statement setting forth in reasonable detail the Operating Costs for such calendar year, determined on a cash basis, as of December 31. If the estimated amount paid by Lessee towards Excess Operating Costs for such calendar year as provided for above is greater than Lessee’s Pro-Rata Share of the actual excess as set forth in the statement delivered by Lessor to Lessee for such calendar year, then Lessor shall credit the additional amount paid by Lessee toward the next installments of Base Rental, or, if at the end of the Lease Term, reimburse said amount to Lessee within thirty (30) days after receiving a written request for reimbursement from Lessee. If the estimated amount paid by Lessee is less than the actual amount of Lessee’s Pro-Rata Share of the Excess Operating Costs, then Lessee shall pay the additional amount to Lessor on or before thirty (30) days after receipt by Lessee of said statement. If the term of this Lease terminates on other than the last day of a calendar year, Lessee’s Pro-Rata Share of Excess Operating Costs for the year in which this Lease terminates shall be prorated on a per diem basis (based on a 365-day year). If Lessor’s statement for said final year of this Lease discloses that Lessee has underpaid or overpaid Lessee’s Pro-Rata Share, then Lessor or Lessee, as the case may be, shall remit the difference to the other party on or before fifteen (15) days after Lessee’s receipt of said statement (or Lessor may apply the same against any past due amounts Lessee may owe to Lessor). The provisions of this Section shall survive the expiration or termination of this Lease.
4.3 Definition of Operating Costs. The term “Operating Costs” for purposes of this Lease means all costs, expenses, assessments, and fees now or hereafter incurred by Lessor, an Owners’ Association or the property managers thereof, in managing, maintaining, repairing, replacing (except as limited by Section 4.5) and operating the Building, the Project and all Parking Facilities (as defined in Section 4.4), and certain areas which are adjacent to and benefit the Project (whether or not presently incurred with respect to the Project and whether or not now customary or in the contemplation of the parties), including, but not limited to, the following:
4.3.1 Subject to Section 4.6, real property taxes and assessments and any other taxes imposed or levied by any governmental entity upon the Project and/or the Parking Facilities and all improvements (including, without limitation, personal property taxes on equipment, fixtures and other property of Lessor used in connection with the operation, repair and maintenance thereof), and costs, expenses and fees (including reasonable attorneys’ fees and property tax consultants’ fees) incurred by Lessor in contesting any of said taxes.
4.3.2 Fees and charges for property management (consistent with other Class A office buildings in the Phoenix metropolitan area), building superintendents, telecommunications managers, monitoring personnel and other services of independent contractors (including, without limitation, alarm and monitoring services, maintenance of surface parking and loading areas and other exterior portions of the common areas, window cleaning and replacement (except as limited by Section 4.5), landscaping maintenance and replacement, elevator maintenance, telecommunications riser and roof management/maintenance services, lobby maintenance, maintenance of fountains and other water features and maintenance of decorative items and artwork); and wages, charges, taxes, fringe benefits or other labor costs for all onsite agents or employees engaged in the operation, maintenance, cleaning, repairing, decoration, monitoring and management of the Project, including without limitation (i) a facilities coordinator that will coordinate the use of loading areas, trash removal and other facilities benefiting the Project, a portion of which will be located in the P-1 Parking Structure, and (ii) a telecommunications manager to manage, oversee and operate all telecommunications facilities within or otherwise serving the Building and/or the Project, including the use thereof and access thereto by the telecommunications providers for Lessee and other tenants, provided that Lessor shall have the option, but not the duty, to hire a facilities coordinator and/or a telecommunications manager in Lessor’s sole discretion.
4.3.3 Equipment, supplies and materials (new or replacement) used in connection with the operation, maintenance, decoration, repairing and cleaning of the Project and the Parking Facilities; the cost of water, sewer service, gas, electricity, condenser water service provided for the Condenser Water System (as defined in Section 8.5), and other utilities and services for the Project and the Parking Facilities (except telephone service for lessees, which shall be the obligation of each lessee, and any utilities to be paid by Lessee pursuant to the terms of this Lease); the cost of refuse, garbage and trash removal, collection and disposal; and the cost of vermin and pest control.
4.3.4 The cost of janitorial service for, and cleaning and other care of, the Project and the Parking Facilities;
4.3.5 The cost and expense of use, upkeep, maintenance and repair (including restoration and/or replacement of components, component parts, equipment, systems, and other items necessary for the use, upkeep, updating increased efficiency, compliance with applicable laws, operation and maintenance), management and protection of all interior, exterior and below grade portions of the Building and Project, including without limitation (i) the roof membrane, structural elements of the roof, and screening structures and improvements on the roof of the Building; (ii) entryways; (iii) windows and doors; (iv) elevators and related equipment; (v) signs and signage support structures; (vi) plumbing, electrical, fire systems and sprinklers; (vii) heating, ventilating and air conditioning systems, including the Condenser Water System; (viii) canopies, shading devices, parapets and support columns and cables; (ix) retaining walls; (x) storage and equipment rooms and similar areas; (xi) lighting facilities; (xii) utility lines outside of the premises of a lessee; (xiii) hallways, stairways, lobby areas, service corridors, benches, toilets and other interior common facilities; (xiv) drainage systems and retention areas for the Project; (xv) landscape maintenance, repair and replacement (including irrigation and sprinkler systems); (xvi) all surface parking, parking meters and loading areas, (xvii) public sidewalks, walkways and other public areas adjacent to the Project if Lessor believes removal of trash and debris or other maintenance or repair work would be beneficial to the Project, (xviii) telecommunications riser space, conduits and similar areas, (xix) sidewalks, bike paths, pedestrian ways, roads, curbs, and other paved or improved surfaces, including without limitation, access roads and facilities for fire protection and to accommodate the needs of the Maricopa County Flood Control District, (xx) all benches, bike racks, traffic control signs and devices, and directional and identification signs, (xxi) misting systems, and (xxii) monitoring systems.

4.3.6 The cost and expense of use, upkeep, maintenance and repair (including restoration and/or replacement of components, component parts, equipment, systems, and other items necessary for the use, upkeep, updating increased efficiency, compliance with applicable laws, operation and maintenance), management and protection of all interior, exterior and below grade portions of the Parking Facilities, including without limitation (i) entryways, ramps, driveways and parking areas; (ii) windows and doors; (iii) elevators and related equipment; (iv) signs and signage support structures; (v) plumbing, electrical, fire systems and sprinklers; (vi) heating, ventilating and air conditioning systems, including the Condenser Water System; (vii) canopies, shading devices, and support columns and cables; (viii) storage and equipment rooms and similar areas; (ix) lighting facilities; (x) utility lines; (xi) curbs, sidewalks, hallways, stairways, and other common facilities; (xii) booths for parking fee collection, entryway gates, card systems and other improvements regulating access to and from the Parking Facilities; (xiii) office areas for personnel operating and maintaining the Parking Facilities; (xiv) all loading areas, trash removal areas and facilities, and transformer rooms; (xv) janitorial and storage rooms; (xvi) curbs, bumpers and other protective devices, (xvii) the cost of painting, re-striping and other traffic control markings, signs and devices with respect to parking spaces, ramps, entryways and other portions of the Parking Facilities, and (xviii) monitoring systems. Any other provisions in this Lease to the contrary notwithstanding, Lessor reserves the right to allocate those Operating Costs relating to Underground Parking Facilities based on the number of Parking Spaces located under the Building compared to all Parking Spaces in the Underground Parking Facilities.
4.3.7 The cost of fire insurance with extended and/or “all risk” coverage, flood insurance, general public liability insurance, business interruption, loss rental income, worker’s compensation and all other insurance obtained from time to time with respect to Lessor’s portion of the Project.
4.3.8 Capital improvements made to the Project or the Parking Facilities after the year in which the same are Substantially Completed, which improvements are required to comply with applicable laws, rules and regulations or were undertaken with a reasonable expectation that they would result in more efficient operation if Lessor reasonably determines that the cost to be incurred is justified in comparison with the savings to be achieved during the useful life of such improvements; provided that the cost of each such capital improvement, together with any financing charges incurred in connection therewith, shall be amortized over the useful life thereof and only that portion attributable to each calendar year of the Lease Term shall be included herein for such calendar year of the Lease Term.
4.3.9 All assessments, fees and charges due from Lessor with respect to its portion of Hayden Ferry Lakeside under any CC&R’s, including assessments, fees and charges due to an Owners’ Association responsible for common facilities maintained, operated, repaired and replaced for the benefit of property Owners in Hayden Ferry Lakeside.
4.3.10 Any costs and expenses shared by the Project or Lessor’s portion thereof with other portions of Hayden Ferry Lakeside (whether Lessor is the owner and/or manager thereof), if the nature of such costs and expenses are otherwise includable as Operating Costs as herein described, and if such allocation is made on a reasonable and consistent basis that fairly reflects the share of such costs actually attributable to the Building and the Project.

4.3.11 Any assessments, fees and charges due from Lessor to an Owners’ Association with respect to (i) those portions of the common areas and common facilities within or adjacent to the Project outside of the Building or other buildings and the P-1 Parking Structure, including without limitation, the master drainage system and master utility system for Hayden Ferry Lakeside, and access roads and facilities for fire protection and to accommodate the needs of the Maricopa County Flood Control District, and/or (ii) the Parking Facilities, if the responsibility for maintaining the same is assigned by Lessor to the Owners’ Association as provided in Section 1.4 above, as may be set forth in a separate agreement between Lessor and the Owners’ Association and/or in the CC&R’s.
4.3.12 Assessments, taxes and fees levied, assessed or imposed on the Project and/or the Building in connection with the development of Tempe Town Lake, adjacent park areas, the Rio Salado Parkway and similar improvements, including without limitation assessments, taxes, and/or fees due with respect to (i) the Community Facilities District (both for payment of the bonds related to the initial development of the Tempe Town Lake and adjacent park facilities and related improvements, and for the ongoing operation, maintenance and replacement of the same), (ii) the Rio Salado Parkway Improvement District and the costs incurred to place major electric lines underground and to develop the Rio Salado Parkway, and (iii) payments due to Downtown Tempe Community, Inc.
4.3.13 All costs and expenses incurred by Lessor or owed by Lessor to another person or entity with respect to the maintenance, repair, operation and replacement of those portions of the P-l Parking Structure dedicated for trash removal, loading and unloading areas, and utility, transformer and telecommunication rooms serving the Building and other buildings within the Project, but only that portion of such costs and expenses reasonably allocated to the Building based on the benefits received by the Building compared to other buildings within the Project, as reasonably determined by Lessor.
4.4 Definition of Parking Facilities. The term “Parking Facilities” for purposes of this Lease means all surface parking within the Project and the Underground Parking Facilities, but shall not include the P-l Parking Structure (except for the costs and expenses referred to in subsection 4.3.13 above) unless and until Lessor elects to convey the P-l Parking Structure to an Owners’ Association, and/or to assign to an Owners’ Association all or a portion of Lessor’s duties with respect to repair, maintenance, operation and replacement (except as limited by Section 4.5) of the P-l Parking Structure, in which event the term “Parking Facilities” will thereafter be deemed to include the P-l Parking Structure for purposes of this Lease.
4.5 Amounts Excluded from Operating Costs. “Operating Costs” will not include any of the following: (i) costs of capital improvements or capital repairs unless the same are amortized over a period of five (5) or more years on a straight-line basis, with ten percent (10%) interest; provided, however, that only the amortized portion may be included in the Operating Costs for each year, (ii) costs of improvements, repairs or replacements reimbursed by third parties, (iii) repairs (including replacement or rebuilding) caused or occasioned by insured casualty or as a result of condemnation, (iv) the cost of repairing design or construction defects, (v) costs and expenses related to investigation, removal and/or clean-up of hazardous substances (as defined in Section 6.9), (vi) real estate commissions paid in connection with the leasing of space within the Project; (vii) depreciation of the Building for tax purposes; (viii) payments of principal and interest on any mortgages, deeds of trust or other financing instruments relating to the financing of the Project (except as described in subsection 4.3.8 above); (ix) costs directly related to improving tenant space for leasing within the Building; and (x) items subject to reimbursement by, or chargebacks to, tenants in the Building pursuant to any tenant lease. In addition, if major capital replacement or repair projects are paid from a reasonable reserve fund, the cost of which Lessor may include in the Operating Costs, it will not be necessary for Lessor to amortize and collect the cost thereof on an amortized basis as provided in subsection (i) above.

4.6 Abatement of Real Estate Taxes. LESSEE IS HEREBY ADVISED THAT THE MASTER LEASE (AS DEFINED IN SECTION 19.1) HAS BEEN EXECUTED BY LESSOR FOR THE BUILDING IN WHICH THE PREMISES ARE LOCATED IN ORDER FOR LESSOR TO OBTAIN THE BENEFITS OF TAX ABATEMENT UNDER APPLICABLE ARIZONA LAW. ACCORDINGLY, THE ABATED TAXES ARE NOT INCLUDED WITHIN THE EXPENSE STOP SET FORTH IN THE BASIC LEASE INFORMATION. LESSEE ALSO ACKNOWLEDGES AND AGREES THAT OPERATING COSTS WILL INCREASE SIGNIFICANTLY WHEN THE TAX ABATEMENT IS NO LONGER IN EFFECT AND TAXES FOR REAL AND PERSONAL PROPERTY ARE PAID AND COLLECTED AS PART OF OPERATING COSTS. THE ABATEMENT PERIOD COMMENCED FEBRUARY, 2007; THEREFORE, UNDER CURRENT LAW, THE TAX ABATEMENT SHALL BE EFFECTIVE THROUGH JANUARY, 2015.
4.7 Lessee’s Pro-Rata Share. Lessee’s Pro-Rata Share shall be the percentage set forth in the Basic Lease Information.
4.8 Verification of Operating Costs. Lessor shall keep books, records and accounts of the Operating Costs for each calendar year. Lessee shall have the right, exercisable after it pays to Lessor in full Lessee’s Pro-Rata Share of Excess Operating Costs, but in any event within sixty (60) days after receipt by Lessee of the statement of Operating Costs for the preceding year, during the regular business hours of Lessor, to examine and inspect such books, records and accounts. Lessee may, within said 60-day period, cause an audit of the Operating Costs by a qualified, independent certified public accounting firm with national or regional standing that is not being compensated on a contingency fee basis. If the statement of Operating Costs previously submitted to Lessee is more than the amount of Operating Costs shown by such audit, and such audit has been accurately prepared, Lessor shall credit Lessee’s Pro-Rata Share of such amount to the next monthly installment of rental due from Lessee, or, if at the end of the Lease Term, reimburse said amount to Lessee within thirty (30) days after receiving a written request for reimbursement from Lessee. Additionally, if said statement of Lessee’s Pro-Rata Share of Operating Costs shall be determined by an accurate audit to be at least five percent (5%) more than the amount of Lessee’s Pro-Rata Share Operating Costs shown by such audit, Lessor shall credit an amount equal to the reasonable cost of such audit (not to exceed $1,000.00) to the next monthly installment of rental due from Lessee. Otherwise, Lessee shall bear the cost of such audit. Notwithstanding the foregoing, if the Operating Costs of any calendar year are audited by another tenant or occupant of the Building or the Project, Lessee shall have no right to cause a subsequent audit of the Operating Costs for the same calendar year, and such audit by the other tenant, if not contested by Lessor, shall be binding on Lessee.

4.9 Adjustment for Partial Vacancy. For any calendar year during which less than one hundred percent (100%) of the Rentable Area of the Building is occupied, the calculation of estimated and actual Operating Costs for such year shall be adjusted to equal the estimated and actual Operating Costs which Lessor projects would have been incurred had one hundred percent (100%) of the Rentable Area of the Building been occupied during such year.
5 SECURITY DEPOSIT.
5.1 Initial Security Deposit. Subject to Section 5.4, Lessee shall deliver to Lessor upon execution of this Lease the amount set forth in Article XVI of the Basic Lease Information as security for the full performance by Lessee of its obligations hereunder (“Security Deposit”). If Lessee defaults under any provision hereof, Lessor shall be entitled, at its option, to immediately apply and retain all or any part of the Security Deposit for the payment of any Rent or other sum in default or any other amount which Lessor may spend or become obligated to spend because of Lessee’s default, or to compensate Lessor for any other loss or damage which Lessor has suffered because of Lessee’s default. If any portion of the Security Deposit is so used or applied, Lessee shall, within five (5) business days after written demand, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to the amount required in said Article XVI of the Basic Lease Information (subject to Section 5.4), and Lessee’s failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep any cash comprising the Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on the Security Deposit. If Lessee fully performs every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Lessee within thirty (30) days after the expiration of the Lease Term or any period of holding over with the written consent of Lessor. Lessor’s rights with respect to the Security Deposit shall be in addition to and shall not preclude concurrent, alternative or successive exercise of any other rights or remedies available to Lessor.
5.2 Increased Security Deposit. If Lessee is in default under this Lease more than two (2) times within any twelve (12) month period, irrespective of whether or not such default is cured, then, without limiting Lessor’s other rights and remedies provided for in this Lease or at law or in equity, (i) the Security Deposit shall automatically be increased by Twenty Two Thousand One Hundred Sixty Eight and No/100 Dollars ($22,168.00) if Lessee has previously delivered to Lessor and Lessor then still holds the Security Deposit in cash (i.e., Lessee has not elected to replace the cash Security Deposit with the Letter of Credit (as defined in Section 5.4) in accordance with Section 5.4 below), or (ii) Lessee shall deliver to Lessor in cash the amount of Forty Four Thousand Three Hundred Thirty Six and No/100 Dollars ($44,336.00) if Lessee has elected to replace the Security Deposit with the Letter of Credit, which amount shall be held and/or applied by Lessor in accordance with Section 5.1 above. Lessee shall, within five (5) business days after written demand, deposit cash with Lessor in the amount necessary to satisfy Security Deposit requirements set forth in the immediately preceding sentence.

5.3 Application of Security Deposit to Base Rental. Notwithstanding any other provisions in this Lease to the contrary, so long as (i) Lessee has delivered the Security Deposit in cash to Lessor and the same is then held by Lessor (i.e., Lessee has not elected to exercise its rights under Section 5.4 below to replace the cash Security Deposit with the Letter of Credit), and (ii) on each Application Date (as hereinafter defined), Lessee is not then, and has not at any time prior thereto been, in default under this Lease beyond applicable cure periods set forth in Section 29.1 below (otherwise, Base Rental and all other sums due shall be due in full as set forth in the Basic Lease Information at the monthly amount otherwise due for the applicable month of the Lease Term and the Security Deposit shall not be reduced as set forth herein), a portion of the Security Deposit then held by Lessor shall be applied against the Base Rental payable by Lessee for months 13, 25, 37, 49, 61 and 65 of the Lease Term, such application to occur on the first (1st) day of each of the foregoing months of the Lease Term (each an “Application Date”), in strict accordance with the following:

	Portion of Security Deposit	Remaining Security Deposit
Month	Applied	After Application *
13	$22,820.00	$121,924.00
25	$23,472.00	$98,452.00
37	$24,124.00	$74,328.00
49	$24,776.00	$49,552.00
61	$24,776.00	$24,776.00
65	$24,776.00	$0.00

*	Subject to Section 5.2.
Notwithstanding the foregoing, all other sums due under this Lease shall remain due and payable during the foregoing months of the Lease Term. Furthermore, if this Lease is terminated pursuant to the terms hereof before the benefit of this Section 5.3 is fully realized by Lessee, Lessee’s right to receive the benefit herein provided, or the value thereof in lieu of such benefit, shall likewise terminate for all purposes.
5.4 Letter of Credit. At Lessee’s option, Lessee shall have a one (1) time right to replace the cash Security Deposit with an “Irrevocable Standby Letter of Credit”, with an initial face value of One Hundred Forty-Four Thousand Seven Hundred Forty-Four and No/100 Dollars ($144,744.00) (the “Letter of Credit”), subject to the following terms and conditions:
5.4.1 The Letter of Credit shall be in favor of Lessor, and its successors and assigns, and shall be issued by a bank acceptable to Lessor with a Standard & Poors rating of “A” or better, shall comply with all of the terms and conditions of this Section 5.4 and shall otherwise be in form acceptable to Lessor. The initial Letter of Credit shall have an expiration date of no earlier than twelve (12) months after the date issued.
5.4.2 The Letter of Credit or any replacement Letter of Credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending no earlier than two (2) months after expiration of the Initial Term (the “LOC Expiration Date”) without any action whatsoever on the part of Lessor; provided that the issuing bank shall have the right not to renew the Letter of Credit by giving written notice to Lessor not less than sixty (60) days prior to the expiration of the then current term of the Letter of Credit that it does not intend to renew the Letter of Credit. Lessee understands that the election by the issuing bank not to renew the Letter of Credit shall not, in any event, diminish the obligation of Lessee to deposit the Security Deposit or, in the alternative, maintain such an irrevocable Letter of Credit in favor of Lessor through the LOC Expiration Date.

5.4.3 Lessor shall have the right from time to time to make one or more draws on the Letter of Credit at any time that Lessor has the right to use all or a part of the Security Deposit pursuant to this Lease, and the proceeds may be applied as permitted under this Lease.
5.4.4 Lessee acknowledges and agrees (and the Letter of Credit shall so state) that the Letter of Credit shall be honored by the issuing bank, without inquiry, upon presentation by Lessor and regardless of whether Lessee disputes Lessor’s claim to such funds.
5.4.5 So long as Lessee is not in default under this Lease beyond applicable cure periods set forth in Section 29.1 below (in which event the Letter of Credit shall not be reduced as otherwise provided for herein), the Letter of Credit shall be reduced by the amounts set forth below on the corresponding first day of each month of the Lease Term set forth below (except that for month 65 of the Lease Term, the reduction shall be effective as of the last day of said month):

		Remaining Face Value After
Month of Lease Term	Letter of Credit Reduction	Reduction
13	$24,000.00	$120,744.00
25	$24,000.00	$96,744.00
37	$24,000.00	$72,744.00
49	$24,000.00	$48,744.00
61	$24,000.00	$24,744.00
65	$24,744.00	$0.00
5.4.6 In the event of a transfer of Lessor’s interest in the Premises, Lessor shall have the right to transfer the Letter of Credit to the transferee and Lessee shall take whatever action necessary to effectuate such transfer and thereupon the Lessor shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new landlord.
Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LOC Expiration Date, or the issuing bank notifies Lessor that it shall not renew the Letter of Credit, Lessor shall accept a renewal thereof or substitute letter of credit (such renewal or substitute Letter of Credit to be in effect not later than thirty (30) days prior to the expiration of the initial Letter of Credit), irrevocable and automatically renewable through the LOC Expiration Date upon the same terms as the expiring Letter of Credit or upon such other terms as may be acceptable to Lessor. If, however, (x) the Letter of Credit is not timely renewed, or (y) a substitute Letter of Credit, complying with all of the terms and conditions of this Section 5.4 is not timely received, Lessor may present such Letter of Credit to the issuing bank, and the entire sum so obtained shall be paid to Lessor and shall be held by Lessor in accordance with Section 5.1 above, and thereafter Lessee shall no longer have the right throughout the Lease Term to replace said cash security with another Letter of Credit. Furthermore, Lessor shall be entitled to prompt reimbursement by Lessee of any attorneys’ fees incurred by Lessor in connection with the review of any proposed substitute Letter of Credit. Notwithstanding anything to the contrary in this Section 5, in no event shall Lessee be entitled to satisfy its security obligations hereunder by combining both cash and the Letter of Credit, except as provided in Section 5.2 (i.e., Lessee must either deliver to Lessor the entire Security Deposit in cash or, in the alternative, deliver to Lessor the Letter of Credit, it being the express intent of the parties that Lessee may not, for example purposes only, deliver to Lessor fifty percent (50%) of the Security Deposit in cash and a Letter of Credit with a $100,000.00 initial face value).
6 USE OF PREMISES.
6.1 Permitted Uses. Lessee shall not use or permit the use of the Premises for any purpose, except the purpose set forth in the Basic Lease Information, without the prior written consent of Lessor. However, Lessee is in any event prohibited from engaging in any of the following uses unless (i) specifically allowed in the Basic Lease Information as a Permitted Use (e.g., a reference to “reputable general office uses” or similar references do not qualify as specifically allowing such uses), or (ii) specifically consented to in writing by Lessor in an Amendment to this Lease (although Lessor may allow other tenants to engage in such uses): any retail or wholesale sales activities; gift shops; newsstands; food, tobacco or alcoholic or nonalcoholic beverage sales or services (including, without limitation, restaurants, snack shops, ice cream or frozen yogurt shops, fruit juice or fruit drink shops, coffee shops or smoke shops or lounges); bail bond operations; public stenographer or typist; secretarial service or messenger service; schools, classrooms or training activities; employment agencies; telemarketing or telephone solicitation activities; hair salon, barber shop or manicure shop; or for the marketing and/or sale or leasing of residential homes, units, apartments, or other properties used for residential purposes. In no event shall the Premises be used for the operation of (i) a real property title insurance and escrow services provider, or (ii) an executive office suite business (with or without the ancillary services typically provided by such businesses). For purposes of this Lease, the term “executive office suite business” shall mean the operation of a flexible workplace center consisting of executive office suites used by clients, licensees, and occupants paying for the benefit of using shared office workplaces, with on-site or off-site personnel whose responsibilities include the management of the flexible workplace center, and offering, at any time, services of the type that are customarily offered by executive office suite businesses, which may or may not include, without limitation, conference and meeting facilities and services, administrative support or word processing, secretarial support, teleconferencing capabilities, high speed broadband connectivity and use, furniture, office equipment and supplies and other services and facilities. Lessee acknowledges that Lessor has granted an exclusive use right within the Building in favor of other tenants who operate or will operate the foregoing businesses, and that the foregoing use restrictions shall be strictly enforced by Lessor.

6.2 Compliance with Insurance Requirements. Lessee shall not engage in or permit any activity which will cause the cancellation or increase the existing premium rate of fire, liability or other insurance on or relating to the Premises or the Project. Lessee shall not sell or permit to remain in or about the Premises or the Outdoor Balcony Area any article that may be prohibited by standard “ISO Special Form” (“All Risk”) fire and extended coverage insurance policies to be maintained pursuant to this Lease. Lessee shall comply with all requirements pertaining to the use of the Premises or the Outdoor Balcony Area necessary for maintenance of such fire and public liability insurance as Lessor may from time to time obtain for the Premises or the Project.
6.3 Waste, Nuisance, Etc. Lessee shall not commit or permit any waste on the Premises or the Outdoor Balcony Area, nor in any manner deface or injure the Premises, the Outdoor Balcony Area, the Building, the Underground Parking Facilities, the P-l Parking Structure or the Project. Lessee shall not use or permit the use of the Premises or the Outdoor Balcony Area for the sale, preparation, or distribution of pornographic materials or for other offensive or immoral purposes (in the sole judgment of Lessor), or commit or permit on the Premises or the Outdoor Balcony Area any offensive, noisy or dangerous activity or other nuisance, activity or thing, or generate or permit any noxious, putrid or foul odor, which may disturb the quiet enjoyment or peaceable possession of any other tenant or occupant of the Project. Lessee shall not overload the floor of the Premises or the Outdoor Balcony Area beyond the load limit therefor established by Lessor. Lessee shall not employ any device in or about the Premises that emits any sound, frequency, radio waves or radiation that are audible or detectable outside the Premises, except fire and burglar alarms, cellular telephones and customary and usual office equipment.
6.4 Area Above Standard Finish Ceiling Line. Lessee shall have no right to use, enter into or cause to be entered into that portion of the Premises above the standard ceiling line (as established by Lessor) without the prior written consent of Lessor.
6.5 Common Areas. Subject to the CC&R’s and any rules and regulations adopted and enforced pursuant thereto, the rules and regulations referred to in Section 6.7, the rights reserved by Lessor in Article 27 below, and the provisions of Article 25, Lessee shall be entitled to the non-exclusive use in common with Lessor, other tenants and occupants of the Building and the Project, and other parties authorized by Lessor, their respective employees, agents, contractors, customers and invitees, of such entryways, sidewalks, hallways, stairways, toilets, elevators, lobby areas, and other common areas and facilities in the Building or within the Project as Lessor may from time to time designate for common use, provided such designation does not materially and adversely affect Lessee’s access to the Premises. The foregoing notwithstanding, Lessor reserves the right to grant exclusive use of designated parking spaces and other portions of the common areas and facilities to other tenants or occupants and their employees and invitees.
6.6 Compliance with Laws. Lessee shall comply, at its expense, with all laws, ordinances, rules and regulations of any public authority at any time now or hereafter applicable to the Premises and/or the Outdoor Balcony Area or any activity therein or use thereof, and shall, at its expense, construct and install any improvements which may be required from time to time by applicable laws, ordinances, rules and regulations as a result of the use or occupancy of the Premises and/or the Outdoor Balcony Area; including, without limitation, reasonable accommodations to be made for Lessee’s employees, customers, or invitees under the American’s With Disabilities Act, as amended (“ADA”). Notwithstanding the foregoing, Lessor shall be responsible for complying with laws, ordinances, rules and regulations, including the ADA, that apply, as of the date Lessor tenders possession of the Premises to Lessee, to Lessor’s Work performed pursuant to Section 7.2 and Exhibit “C” attached hereto. Lessee further represents and warrants that all improvements installed or constructed in the Premises by, or at the direction of, Lessee, together with all alterations or additions thereto, shall comply with all applicable laws, statutes, codes, and regulations, including, but not limited to, the ADA.

6.7 Rules and Regulations. Lessee shall comply, and shall cause its subtenants and occupants and their respective employees, agents, contractors, customers and invitees to comply, with the rules and regulations for the Project, the Underground Parking Facilities and the P-l Parking Structure (and adjacent areas, if any, over which Lessor and Lessor’s tenants may be granted non-exclusive use rights from time to time in the discretion of Lessor), including those attached to this Lease as Exhibit “B” and with such modifications and additions thereto as Lessor, in its reasonable discretion, may hereafter make for the Building, the Project and adjacent areas, provided such modifications or additions do not materially and adversely affect Lessee’s use and occupancy of, and access to, the Premises. Any violation of such rules and regulations by Lessee, its employees, agents, contractors, customers and invitees, shall constitute a breach of this Lease. All amounts due from Lessee to Lessor pursuant to such rules and regulations shall be paid within five (5) business days after demand therefor by Lessor, and shall constitute additional rental due under this Lease.
6.8 Project Signs; Interior Signage. Except as specifically set forth in this Section 6.8, Lessee shall have no right to use the signs for the Project or to use any interior or exterior surfaces of the Building or other portions of the Project to identify Lessee’s business (including the interior or exterior surfaces of plate glass):
6.8.1 Interior Signage. Subject to Lessee’s compliance with Lessor’s sign criteria, (a) Lessee shall be permitted to list its name and suite number within the Building (i) on the main interior directory in the lobby of the Building (which shall be a “touch screen” type of directory), and (ii) on a directory in the elevator area on the floor on which the Premises are located, and (b) Lessee may install Building-standard suite entry signage at the entrance to the Premises. The cost of all such signage for the Premises inside of the Building shall be covered by, and included within, the Tenant Improvement Allowance; provided that any subsequent changes to the information initially listed on inside directories or to the signage (if necessitated by Lessee) shall be at the expense of Lessee.
6.8.2 Intentionally Omitted.
6.9 Hazardous Substances. Lessee agrees that it will not use or allow the Premises or the Outdoor Balcony Area to be used for the storage, use, discharge, production, release, treatment or disposal of any “hazardous substance”, as that term is defined under either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601, et. seq., as amended from time to time) or any other federal, state or local environmental law, rule, regulation, order or directive now or hereafter existing (the “Environmental Laws”) in violation of any Environmental Laws. Lessee shall otherwise comply at all times with all Environmental Laws. Lessee shall immediately notify Lessor of any hazardous substance on or about the Premises or the Outdoor Balcony Area, any investigation by any governmental authority regarding the violation of any Environmental Law, and any claims by third parties against Lessee relating to the violation of any Environmental Law regarding the Premises or the Outdoor Balcony Area. Lessee shall, at its expense, promptly remediate the same in accordance with applicable Environmental Laws. Lessee shall otherwise comply at all times with all Environmental Laws, and shall be responsible for all liabilities, costs, and expenses arising from the foregoing or otherwise arising from the business operations of Lessee or the acts or omissions of Lessee, its agents, employees, or contractors.

6.10 No Access to Roof. Lessee shall have no right of access to, or use of, the roof of the Building.
6.11 Access. Lessee shall have reasonable access (subject to Exhibit “C” with respect to phasing in elevator service) to the Premises 24 hours per day, seven days per week, subject to Sections 8.1 and 8.2 regarding Building services, Article 15 regarding damage and destruction, and the right of Lessor to impose reasonable controls and security measures with respect to the Building.
7 CONDITION OF PREMISES; CONSTRUCTION.
7.1 Condition of Premises. Lessee acknowledges, represents and agrees to the following: (i) Lessee shall be responsible for making its own inspection and investigation of the Premises, the Building and other portions of the Project, (ii) Lessee shall be responsible for investigating and establishing the suitability of the Premises for Lessee’s intended use thereof, and all zoning and regulatory matters pertinent thereto, (iii) Lessee is leasing the Premises “AS IS” based on its own inspection and investigation and not in reliance on any statement, representation, inducement or agreement of Lessor or its agents, employees or representatives, except as expressly set forth in Section 7.2 below or elsewhere in this Lease, (iv) the Premises, upon the earliest of Lessee’s possession or Lessee’s entry therein to construct or install improvements, was in good order and satisfactory condition, and (v) the Premises and Lessee’s rights thereto under this Lease include only the interior space within the Premises. Lessee’s rights do not include and Lessee has no rights to or expectations of any improvements below floor level, above ceiling level, or rights to any particular view or view corridor, any particular angle or degree of sun or light exposure, or any particular air rights or corridor above or around the Premises.
7.2 Construction. Subject to Section 2.3 and Article 26, Lessor shall, in the exercise of reasonable diligence, perform the construction and/or installation work provided for on Exhibit “C” attached hereto, if any. For purposes of this Lease, possession of the Premises shall be deemed delivered or tendered to Lessee upon Substantial Completion (as defined in Exhibit “C”) of Lessor’s Work with respect thereto as set forth in Exhibit “C”, and Lessor has given Lessee written notice thereof. Upon receipt of such written notice or upon any earlier date Lessor and Lessee may agree upon (or as otherwise may be set forth in Exhibit “C”), Lessee shall, in the exercise of reasonable diligence, perform the installation work designated as “Lessee’s Work” in Exhibit “C”, subject to all of the provisions of this Lease. The expense of all work specified in Exhibit “C”, whether performed by Lessor or Lessee, shall be allocated between the parties as specified on Exhibit “C”. In no event will (i) Lessor’s obligations with respect to Lessor’s Work exceed the Tenant Improvement Allowance set forth in the Basic Lease Information, or (ii) Lessor be responsible for performing any other work or installing any other improvements except for Lessor’s Work.

8 BUILDING SERVICES.
8.1 Services. Subject to the rules and regulations attached to this Lease, Lessor agrees to furnish to the Premises, during normal business hours (as hereafter defined), janitorial service and elevator service, water and electricity suitable for the intended use of the Premises, and heat and air conditioning required in Lessor’s reasonable judgment for the comfortable use and occupancy of the Premises. Lessor will furnish such utilities to the Premises, upon reasonable prior notice from Lessee (as hereafter defined), beyond normal business hours provided that Lessee shall pay an additional charge (to be established by Lessor from time to time based on the number and size of heat pumps and HVAC zones in the Premises and Lessor’s cost to operate its energy management system and provide such after-hours service) within five (5) business days after receipt of an invoice from Lessor. As used in this Section, “normal business hours” shall mean 7:00 a.m. to 6:00 p.m., Monday through Friday (except legal holidays), and 8:00 a.m. to noon on Saturday (except legal holidays); and “reasonable prior notice from Lessee” shall mean notice to Lessor by 1:00 p.m. on weekdays for service beyond normal business hours for the next weekday, by 1:00 p.m. on Friday for such service on Saturday or Sunday, or by 1:00 p.m. on the first business day immediately preceding a holiday for such service on a holiday.
8.2 Interruption of Services. Lessor shall not be liable for, nor shall Lessee be entitled to, any abatement or reduction of Rent or other amounts due hereunder by reason of interruption in services to the Premises to the extent caused by the acts of Lessee or other tenants of the Building or by any causes beyond the reasonable control of Lessor, including without limitation the following: (i) disruption for any cause or reason of electrical, water, condensor water, sewer or telecommunication services, (ii) weather, casualty, accidents, or breakage, (iii) installing or remodeling improvements, or making repairs, (iv) strikes, lockouts or other labor disturbances or disputes of any character, (v) as a consequence of the voluntary or mandatory compliance by Lessor with any governmental or independent service operator orders, regulations or directives to reduce electrical consumption, or (vi) by any other cause, similar or dissimilar. It is expressly understood and agreed that except only for Lessor’s reckless and intentional misconduct, Lessor shall have no liability or responsibility under any circumstances for loss or damage, however occurring, arising out of or incurred in connection with any failure of or interruption in or failure to provide any services or utilities which Lessor is to provide hereunder. Wherever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Lessor reserves the right to install supplementary air conditioning units in the Premises. The cost of such supplementary units, including the cost of installation, operation and maintenance, shall be paid by Lessee to Lessor within five (5) business days after demand by Lessor.

8.3 Prohibitions; Excess Utilities. Lessee will not, without the prior written consent of Lessor (which Lessor may withhold in its discretion), (i) use any apparatus or device in the Premises which will increase the amount of water, electricity (e.g. if expressly provided under this Lease, dedicated air conditioning for computer server room during and after business hours), condenser water for the Condenser Water System or other utilities otherwise furnished or supplied for use of the Premises as general office space, including, without limitation, computers and machines using current in excess of 110 volts; (ii) install any 220 volt outlets in the Premises (unless otherwise specifically permitted by the provisions of Exhibit “C”), nor (iii) connect into the electric current or the water supply except through existing electrical outlets or existing water taps in the Premises. Lessor may cause water, electric, condenser water or other utility measuring devices to be installed in the Premises for the purpose of measuring the amount of water, electric current, condenser water for the Condenser Water System or other utilities consumed for any such purpose. The cost of any such meters and the installation, maintenance and repair thereof shall be paid for by Lessee, and Lessee agrees to pay Lessor, within five (5) business days after demand, for the cost of all water, electric current, condenser water for the Condenser Water System or other utilities consumed, as shown by said meters, at the rates charged for such services by the suppliers thereof. If separate meters cannot be installed, Lessor shall have the right to estimate the additional cost of the utilities utilized by Lessee and charge the same directly to Lessee, who shall pay the same to Lessor within five (5) business days after demand by Lessor.
8.4 Utility Deregulation.
8.4.1 Lessor Controls Selection of Power Provider. Lessor hereby advises Lessee that presently APS (“Electric Service Provider”) is the utility company selected by Lessor to provide electricity service for the Project. Notwithstanding the foregoing, if permitted by law, Lessor shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternative Service Provider”) or continue to contract for service from the Electric Service Provider.
8.4.2 Lessee Shall Give Lessor Access. Lessee shall cooperate with Lessor, the Electric Service Provider, and any Alternative Service Provider at all times and, as reasonably necessary, shall allow Lessor, Electric Service Provider, and any Alternative Service Provider reasonable access to the electric lines, feeders, risers, wiring, and any other machinery within the Premises; provided, however, that Lessor shall endeavor to cause the Electric Service Provider or Alternative Service Provider to minimize, to the extent reasonably possible given the circumstances, its interference with electricity service to the Premises and Lessee’s access to or permitted use of the Premises.
8.4.3 Lessor Not Responsible for Interruption of Utilities. It is expressly understood and agreed that Lessor does not warrant or promise that any services or utilities or any service or utility provider will be free from shortages, failures, loss of availability, variations, changes in quality, character or quantity, disruptions, defects, poor service, interference or interruptions caused by or related to governmental requirements or requests, inability to obtain services, so-called brown-outs, rolling black-outs, accidents, repairs, maintenance, strikes, lockouts, labor controversies, replacements, alterations, construction delays or interruptions, changes of or in service, or other causes; or that such services or utilities will be suitable for Lessee’s requirements, provided that Lessor shall at all times use commercially reasonable efforts (in accordance with normal business practices) to ensure that there is no interruption of such services or utilities to the Premises. Lessor shall have no liability or responsibility for any loss, damage, cost or expense (however incurred) sustained or incurred by Lessee or those claiming by, through or under Lessee, incidental to or arising out of any of the foregoing unless caused by or due to Lessor’s reckless and intentional misconduct. Lessor shall in no way be liable or responsible for any loss, damage, or expense that Lessee may sustain or incur as a consequence of the voluntary or mandatory compliance by Lessor with any governmental or independent service operator orders, regulations, or directives to reduce electrical consumption. Under no circumstances shall any of the foregoing be deemed an actual or constructive eviction of Lessee or a disturbance of Lessee’s possession, use or occupancy of any or all of the Premises, or entitle Lessee to an abatement or diminution of rent or relieve Lessee from its obligations under this Lease.
8.5 District Cooling Services. Lessor hereby advises Lessee that Lessor has or may enter into an agreement with Northwind Rio Salado, LLC, or one or more other companies (“Condenser Water Provider”) who will operate one or more district cooling plants and other facilities to provide condenser water to the Project, other portions of Hayden Ferry Lakeside and other areas. Lessor reserves the right to tap into such condenser water lines for the benefit of the Building to provide condenser water for the Building’s air conditioning system designed for such purposes (“Condenser Water Systems”), and to pay any reasonable fees, assessments or charges due to the Condenser Water Provider, and shall have the right to include the same within the Operating Costs pursuant to Section 4.3 above.
8.6 Telecommunications Provider.
8.6.1 Any and all television, radio, telecommunications and voice and data technology equipment, cabling, wiring, panels and other facilities required for Lessee’s requirements (“Telecommunications Equipment”) shall be located solely in the Premises, other than and except for any cabling and wiring (which shall be Limited Combustible Cable) that provides connectivity from the Premises to one or more intermediate demarcation points for telecommunication service providers (the “IDF”) located in the Building and to the main telecommunications demarcation point for the Project (the “MPOE”), which may be located in the Building or elsewhere within the Project. Lessee shall only be permitted to access the IDF and the MPOE with the prior consent of Lessor (and only in accordance with such access control procedures implemented from time to time by Lessor), for the limited purpose of confirming interconnection with the facilities and equipment of the telecommunications service provider (“TSP”) that provides services to the Premises. The number and type of lines allocated to Lessee at the IDF and/or the MPOE shall be designated by Lessor, and shall not be increased or added to without the prior written consent of Lessor. By its acceptance of possession of the Premises, Lessee shall be deemed to have agreed that the allocated number and type of lines serving the Premises are adequate for Lessee’s occupancy.
8.6.2 Lessor, in its sole discretion, must approve any and all of Lessee’s installers, contractors and vendors prior to commencement of installation and/or connection of telecommunications lines from the MPOE and/or the IDF to the Premises, and any such work shall be done at Lessee’s expense. Lessee shall reimburse Lessor, within ten (10) days after written request, for the reasonable cost of Lessor’s designated telecommunications manager with respect to monitoring any installation work performed for Lessee requiring access to the IDF and/or MPOE. None of the Telecommunications Equipment, wherever located, shall interfere with the telecommunications equipment of any other tenant or occupant of the Building or of any telecommunications service provider granted a right of access to the Building by Lessor, and Lessee shall at all times during the term of this Lease cause its Telecommunications Equipment to be operated within the technical and frequency transmission and reception parameters specified by the equipment manufacturer and any governmental license. If Lessee, its employees, agents or contractors, should cause any measurable interference with any Building systems or equipment, or the systems or equipment of any of the other tenants or occupants of the Project, or of any telecommunications service provider that, with the permission of Lessor, has installed equipment in the Building (collectively, “Approved Telecommunications Facilities”), Lessor shall have the right, upon twenty-four (24) hours verbal notice to Lessee, to disconnect any equipment or wiring located outside the Premises until Lessee resolves the interference issues in a manner satisfactory to Lessor. Lessee shall be liable to Lessor for, and shall indemnify, defend and hold harmless Lessor from and against, any loss, claim, damage, liability, fine, penalty, fee, cost and expense, including Lessor’s reasonable attorneys’ fees and costs, incurred in connection with or arising from any damage to or interference with any Approved Telecommunications Facilities, and any riser infrastructure in the Building due to the act or omission (negligent or otherwise) of Lessee, or any employee, agent or contractor of Lessee.
8.6.3 Lessor reserves the right to limit the number of local exchange carriers and competitive alternative telecommunications providers (collectively, “TSPs”) having access to the Building’s riser system and infrastructure, and Lessor reserves the right to charge TSPs for access to and use of the Building’s telecommunications riser system and infrastructure, and to require, as a condition to any such access or use, that the TSPs enter into a written agreement with Lessor governing the terms and conditions of such access. Lessor has the sole right to designate the risers and other vertical and horizontal pathways to be utilized by TSPs and/or Lessee for access and connectivity to and from the Premises, the IDF and the MPOE.
8.6.4 Lessee hereby waives any claim against Lessor for any claims, losses, damages, liabilities, costs, fees, or expenses attributable to or resulting from (i) any interruption of service, damage or interference with or to any of the Telecommunications Equipment, except to the extent caused by the reckless and intentional misconduct of Lessor, its agents or employees; provided, however, in no event shall any such interruption, damage or interference entitle Lessee to any consequential damages (including damages for loss of business), constitute an actual or constructive eviction, in whole or in part, or relieve Lessee of any of its obligations under this Lease, (ii) electromagnetic fields, or (iii) the consequences of the operations of Lessee’s Telecommunication Service Provider or other Telecommunication Service Providers.
8.6.5 Upon the expiration or earlier termination of this Lease, Lessee shall remove, at its sole cost and expense (and by installers approved by Lessor as hereinabove provided), all Telecommunications Equipment in the Premises and/or exclusively serving the Premises, whether located at the IDF and/or along any path of travel to the MPOE.
8.6.6 Lessee may install a wireless Internet communications network (also known as “Wi-Fi”) within the Premises for the use of Lessee and its employees, but Lessee shall at all times thereafter, at its expense, install “firewall” protection and implement and utilize other commercially reasonable measures and protocols designed to prevent its Wi-Fi system and usage from interfering with the Wi-Fi systems of other tenants, occupants, or telecommunications service providers within the Building.

8.7 Access. Lessee will have access to the Premises and the Building as provided in Section 6.11, subject to such security card or other monitoring system or procedures for the Building as Lessor may establish from time to time in its discretion. However, Lessor will not provide a security card access system for the Premises; Lessee may do so, at its expense, if reasonably approved by Lessor and if compatible with Lessor’s system for the Building.
9 MAINTENANCE AND REPAIR.
9.1 Lessor’s Obligations. Subject to the terms and conditions of this Lease and to compliance by Lessee with its obligations hereunder, as a part of Operating Costs, Lessor shall: (a) clean, maintain, repair, and replace subject to reasonable wear and tear, (i) the common areas of the Building as described in Section 6.5; (ii) the roof and structural elements of the Building (excluding the Outdoor Balcony Area); (iii) building-standard plumbing and electrical wiring and heating, ventilating and air conditioning systems and equipment; and (iv) the exterior of the Building (except for Lessee’s signs, if any exterior signs are specifically provided for in Section 6.8), including periodic cleaning of exterior surfaces of windows (approximately four times per year); and (b) provide Building-standard janitorial service for and in the common areas and the Premises. “Building-standard” shall mean and include: (i) those items or services provided by or through Lessor, with Lessor’s prior written approval and in compliance with Lessor’s standard specifications for such items or services; and (ii) those items installed by Lessor or by Lessee (with the prior written approval and under the express direction of Lessor) in compliance with Lessor’s standard specifications therefor, but shall not include any items installed by Lessor or Lessee pursuant to Exhibit “C” attached hereto unless the same are specifically designated therein by Lessor as Building-standard items. Lessor shall have the right to recover, under Article 4 above, the cost of performing its obligations under this Section 9.1. In no event shall Lessee be entitled to undertake any such maintenance or repairs, whether at the expense of Lessee or Lessor, and Lessee hereby waives the benefits of any law now or hereafter in effect which would otherwise provide Lessee with such right.
9.2 Lessee’s Obligations. Unless such maintenance or repairs are specifically designated as the obligation of Lessor under Section 9.1 above, and in addition to Lessee’s obligations in Section 6.8 (with respect to exterior signs, if any are specifically allowed pursuant to Section 6.8.2), Lessee shall, at its expense, maintain or cause to be maintained the Premises and the Outdoor Balcony Area in a safe and clean condition and in good order and repair, reasonable wear and tear excluded, including, without limitation, the interior of the Premises, all partitions and other interior improvements, all walls (including any non-Building-standard exteriors of any walls or entryways of the Premises adjacent to a lobby or hallway), all floor coverings (excluding vacuuming of Building-standard floor coverings), Lessee’s Property, including Lessee’s Telecommunications Equipment, all other telephone and other communication systems, Lessee’s signs located in or on the Premises or the Building (whether interior or exterior, if exterior signs are permitted in this Lease), all of Lessee’s equipment and fixtures, and all related improvements and facilities, and all of the following that are not Building-standard items: doors, trim, molding, and other woodwork, lighting, draperies, wall coverings, window coverings, ceilings and tiles, plumbing, doors, glass, cabinet work and shelving. Lessee shall also perform promptly, subject to Section 6.4, at its expense, all maintenance or repairs with respect to the Premises and the Project required because of any negligent or intentional acts or omissions of Lessee, its agents, employees, contractors, customers or invitees, including without limitation Lessee’s telecommunications provider. Lessee shall maintain, repair, replace and remove, or shall cause its Telecommunications Provider to maintain, repair, replace or remove, Lessee’s Telecommunications Equipment within the Building or areas adjacent thereto in which Lessee has elected to install to provide the telecommunications services it requires with respect to the Premises in accordance with Section 8.6. Lessee shall perform its obligations under this Section regardless of whether or not: (i) such portions of the Premises requiring repair are reasonably or readily accessible, (ii) the means of making the required repairs are convenient or reasonable, or (iii) the need for such repairs occurs as a result of Lessee’s use, the elements or the age of such portions of the Premises. Lessee’s obligations under this Section shall be performed only by persons or contractors approved by Lessor.
10 ALTERATIONS TO PREMISES.
10.1 Lessor’s Prior Written Consent Required. Except as provided for on Exhibit “C”, Lessee shall not make any alteration, addition or improvement to the Premises or the Outdoor Balcony Area or to any fixture, wiring, plumbing, lighting, heating, air conditioning or other equipment therein, or to any of Lessee’s Telecommunications Equipment after installation in accordance with Section 8.6, without the prior written consent of Lessor in each instance. Lessor shall be entitled to impose any condition to such consent as it may deem necessary or desirable (including, without limitation, the posting of bonds or use of a contractor designated or approved by Lessor). Any alteration, addition or improvement to which Lessor consents or which is required by law shall be completed free of liens in a good and workmanlike manner in accordance with plans, specifications and drawings approved in writing by Lessor, and in compliance with all applicable laws, regulations and codes. Lessee shall timely pay all costs and fees incurred by Lessee in connection with all alterations, additions and improvements permitted or required hereunder. Notwithstanding the foregoing, Lessee shall be entitled to make installations, alterations, additions, or improvements within the Premises that are not visible outside the Premises and cost less than Ten Thousand Dollars ($10,000.00) to complete for the entire project (hard and soft costs), but only if they do not affect in any way the structure of the Building and/or the mechanical, HVAC, plumbing, electrical, or other systems of the Building, without obtaining the prior written consent of Lessor, but Lessee shall provide written notice thereof to Lessor with a description of the work at least ten (10) business days prior to commencement of the proposed work so that Lessor can evaluate whether or not its consent is required.
10.2 Alterations Become Part of Premises. Unless Lessor requires the removal thereof upon the termination of this Lease, all such alterations, additions or improvements to the Premises by Lessee (including, without limitation, demolition of earlier improvements, construction or remodeling of interior walls, doors, ceilings, built-in cabinetwork and shelving, lunchroom facilities, and installation, remodeling or replacement of lighting, heating and air conditioning equipment, electrical and telephone circuits, draperies, carpets and other floor coverings, wall coverings, and interior glasswork) shall become part of the Premises and the property of Lessor immediately upon installation thereof. The foregoing shall not apply to

Lessee’s Property, except that certain wires and cables constituting a part of Lessee’s Telecommunications Equipment shall not be removed unless Lessee is directed to do so by Lessor in a written notice to Lessee. Any alteration, addition or improvement which Lessee is required or permitted to remove hereunder (including Lessee’s Property) shall be removed at Lessee’s expense immediately prior to the termination of this Lease, and Lessee shall promptly repair any damage to the Premises or the Building (including without limitation any damage to the Telecommunications Facilities or the telecommunications equipment, wires and cables of other tenants and occupants of the Building to the extent damaged or altered by the removal of Lessee’s Telecommunications Equipment) caused by installation or removal of such alteration, addition or improvement.
11 LIENS. Lessee shall keep the Premises, the Building and the Project free of any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee (or on behalf of Lessor if the same arise as a result of Lessor’s performing an obligation of Lessee hereunder and Lessee fails to reimburse Lessor immediately for the cost thereof). If any such lien is filed, Lessee shall, within ten (10) days thereafter, cause the lien to be fully discharged by either paying the obligation secured thereby or obtaining and recording a payment bond in accordance with the provisions of Section 33-1004, Arizona Revised Statutes. Lessee is not authorized to act for or on behalf of Lessor as its agent, or otherwise, for the purpose of constructing any improvements to the Premises, and neither Lessor nor Lessor’s interest in the Premises shall be subject to any obligations incurred by Lessee. Lessor shall be entitled to post on the Premises during the course of any construction by Lessee such notices of non-responsibility as Lessor deems appropriate for its protection. If Lessee fails to discharge fully any such lien within said 10-day period, Lessor may (but without obligation) pay the entire claim secured by such lien, and the amount so paid, together with reasonable attorneys’ fees and costs incurred, shall be immediately due to Lessor, and Lessee shall pay the same to Lessor with interest at the rate provided in Section 29.6 from the dates of Lessor’s payments.
12 LESSOR’S ENTRY. In addition to any right of entry provided for in this Lease, Lessor, its employees, agents and contractors, shall be entitled to enter the Premises and/or the Outdoor Balcony Area at any reasonable time during normal business hours for the purposes of (a) conducting any inspections thereof, posting non-responsibility notices, making repairs, additions or alterations thereto or to the Building, (b) showing the Premises to any prospective purchaser, lessee, mortgagee or insurer, and (c) taking necessary action in the event of any emergency. In connection with such entry, Lessor shall be entitled to erect such scaffolding and other necessary structures or equipment as reasonably required by the character of the work to be performed, provided that Lessor shall not unreasonably interfere with the conduct of Lessee’s business or materially interfere with the use of, or access to, the Premises. No entry by Lessor hereunder shall entitle Lessee to terminate this Lease or to a reduction or abatement of rental or other amounts owed by Lessee hereunder nor to any claims for damages. Lessor shall have the right to retain at all times keys to all doors within and into the Premises. No lock shall be changed without the prior written consent of Lessor. Lessor shall be entitled to use in good faith any means to gain entry to the Premises in the event of an emergency and shall not be liable for any damages resulting therefrom.

13 INDEMNITY.
13.1 Lessee. Subject to the provisions of Section 14.3 hereof, Lessee shall indemnify, defend, and hold Lessor, its current and former members, or any of the current or former directors, officers, employees, members, or partners of Lessor or its current and former members, harmless against any and all claims, liabilities, costs, attorneys’ fees, expenses, penalties or demands of any nature arising from (i) Lessee’s use of the Premises, or from the conduct of Lessee’s business thereon or from any activity, work or things done, permitted or suffered by Lessee or any subtenant, or their respective agents, employees or contractors in or about the Premises, the Outdoor Balcony Area, the Building, or the Project, including without limitation, any work performed by and/or the acts and omissions of the Telecommunications Provider in the Premises or the Telecommunications Facilities or other portions of the Building or the Project, and/or (ii) any breach or default in the performance of any obligation or covenant on Lessee’s part to be performed under the terms of this Lease (including without limitation Lessee’s obligations under Section 6.9), or (iii) any negligence or willful misconduct of Lessee, or any of Lessee’s subtenants, or their respective agents, contractors, employees, licensees, occupants, customers or invitees; and from and against all costs, attorneys’ fees, environmental consultants’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. If any claim, action or proceeding is threatened or commenced against Lessor which is or may be covered by the foregoing indemnity, Lessee, upon notice from Lessor, shall defend the same at Lessee’s expense utilizing counsel reasonably acceptable to Lessor.
13.2 Lessor. Subject to the provisions of Section 14.3 hereof, Lessor shall indemnify, defend, and hold Lessee harmless against any and all claims, liabilities, costs, attorneys’ fees, expenses, penalties or demands of any nature arising from or relating to Lessor’s or its agents, contractors, or employees’ reckless and intentional misconduct, except to the extent arising from the negligence or willful misconduct of Lessee, its agents, employees or contractors. If any claim, action or proceeding is threatened or commenced against Lessee which is or may be covered by the foregoing indemnity, Lessor, upon notice from Lessee, shall defend the same at Lessor’s expense.
14 INSURANCE.
14.1 Types of Insurance. Lessee, at its sole cost and expense, shall procure and maintain during the Lease Term hereof in the amounts set forth in Article XVII of the Basic Lease Information:
14.1.1 Commercial general liability insurance with a fire legal liability endorsement providing coverage against claims for bodily injury, death, property damage, or fire damage liability occurring in, on or about the Premises, the Outdoor Balcony Area, the elevators, the adjoining sidewalks and passageways, or any of the Parking Facilities or resulting from Lessee’s use, occupancy or maintenance thereof, which policy shall name Lessor (and any first mortgagee or first beneficiary under a deed of trust of record against the Building or the Project) as additional insured parties. Such insurance shall be primary with respect to Lessor and shall be in the amount stated in the Basic Lease Information (which amount may be increased to commercially reasonably higher levels by Lessor from time to time after the first thirty-six (36) months of the Lease Term). Any commercial general liability insurance carried by Lessor shall apply in excess of the primary coverage required herein to be carried by Lessee.

14.1.2 Insurance on an “ISO Special Form” basis providing coverage against damage and destruction to Lessee’s Property (as defined in Section 23.1), including Lessee’s Telecommunications Equipment (and all related facilities and lines), and any improvements, additions and other alterations to the Premises which Lessee installs or constructs in the amount of full replacement value. If such items are damaged or destroyed, Lessee shall bear all risk of loss with respect thereto. Lessee hereby waives as against Lessor any and all claims or demands whatsoever pertaining to damage, loss or injury caused by or resulting from fire or other perils, events or occurrences which are or could have been covered by insurance.
14.1.3 Business interruption insurance in amounts adequate to cover, in addition to Lessee’s other business expenses, payment of Base Rental and Lessee’s Pro-Rata Share of Operating Costs for a 12-month period.
14.1.4 Worker’s compensation coverage in the amounts required by law.
14.2 Notice of Insurance. All insurance provided for in this Article shall be effected under valid and enforceable policies issued by insurance companies rated not lower than “A” and in the Class XII Financial Size category in Best’s Insurance Reports (current edition) and authorized to do business in the State of Arizona. Such policies shall be endorsed to indicate that Lessee’s coverage shall not be invalid due to any act or omission by Lessor. The policies shall further be endorsed to indicate that such policies shall cover Lessee’s obligations pursuant to Article 13 up to the limits of such policies. The insurance companies issuing such insurance shall agree to notify Lessor in writing of any cancellation, reduction in coverage, changing types of coverage, or non-renewal of said insurance at least thirty (30) days prior thereto. Lessee shall deliver to Lessor, within fifteen (15) days after execution of this Lease, or prior to entering the Premises for any purpose, whichever is first to occur, certificates evidencing the insurance coverage required herein and confirming that the premiums therefor have been paid in full. Said certificates shall also include a footnote referring to this Lease and certifying that the policy or policies issued to Lessee comply with all of the provisions of this Article 14. If Lessee fails to obtain the insurance required herein and deliver said certificates to Lessor as provided above, Lessor shall be entitled, but without obligation, to obtain said policies at Lessee’s expense.
14.3 Waiver. Notwithstanding any other provisions in this Lease, Lessee and Lessor hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of, or damage to, the waiving party or its property or the property of others under its control to the extent that such loss or damage arises out of a cause against which Lessor or Lessee does maintain or is required to maintain insurance pursuant to this Lease. Lessee shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers of the waiver of subrogation set forth in this Lease and shall obtain, at Lessee’s expense, an appropriate waiver of subrogation endorsement from the insurer. If the Premises, the Outdoor Balcony Area, the Building, the Project, or Lessee’s Property are damaged or destroyed by fire or any other cause against which Lessee is required to maintain insurance pursuant to this Lease, Lessor shall not be liable to Lessee for any such damage or destruction.

15 DAMAGE OR DESTRUCTION.
15.1 Termination. If the Premises or any portion thereof are damaged or destroyed by any cause, Lessor shall reasonably determine, within forty-five (45) days after such casualty, whether it would take more than one hundred twenty (120) days from the date of such damage or destruction to repair the same. If Lessor determines that greater than one hundred twenty (120) days would be required to repair such damage or destruction, then Lessor shall be entitled to terminate this Lease by written notice to Lessee within said 45-day period, which termination shall be effective ten (10) days after receipt. The foregoing notwithstanding, if all or part of the Premises and/or the Building are damaged or destroyed and Lessor, upon inspection, reasonably determines that (i) the cost of repairing the Premises will exceed ten percent (10%) of the replacement cost of the Premises and such damage is not covered by insurance maintained by or payable to Lessor, or (ii) the cost of repairing the Premises or the Building will exceed twenty-five (25%) of the respective replacement cost thereof and such damage occurs within the last twenty-four (24) months of the Lease Term, or (iii) the Building is damaged to an extent greater than twenty-five percent (25%) of its replacement value (whether or not the Premises are damaged or destroyed), then Lessor shall be entitled to terminate this Lease by written notice to Lessee given on or before sixty (60) days after the occurrence of such casualty, which termination shall be effective ten (10) days after receipt.
15.2 Repair. If this Lease is not terminated as provided above, the damage to the Premises shall be repaired as follows:
15.2.1 Lessee shall promptly repair, at its expense, any damage to Lessee’s Property and any improvements, additions and other alterations installed or constructed by Lessee.
15.2.2 Lessor shall have the option of repairing any damage caused by any act or neglect of Lessee or its employees, agents, contractors, or invitees and shall charge to Lessee all costs and expenses incurred in connection therewith (including a service fee for Lessor equal to fifteen percent (15%) of all sums expended by Lessor in performing or supervising the repairs). Lessee shall pay the same within five (5) days after presentment of a statement to Lessee indicating the amount thereof If Lessor elects not to repair the damage, Lessee shall promptly repair the damage at its expense.
15.2.3 Lessor shall repair with reasonable diligence, at its expense, the damage not specified in subsections 15.2.1 and 15.2.2 above.
All repairs performed pursuant to this Section shall be performed in a good and workmanlike manner, in accordance with plans and specifications approved by Lessor, and in compliance with applicable laws, regulations and building codes. Lessor shall have the right to designate or approve the contractors performing repairs required to be made by Lessee and shall have the right to require Lessee to post such bonds as Lessor deems necessary, including furnishing to Lessor evidence of compliance with Section 33-1003, Arizona Revised Statutes, or such successor statute as may then be in effect.

15.3 No Abatement of Rent. Upon any damage or destruction that Lessor is required hereunder to repair, reconstruct or restore, Base Rental shall be proportionately abated until the completion of such repairs, reconstruction or restoration in an amount equal to the proportion of which the number of square feet of Rentable Area in the Premises rendered untenantable bears to the Rentable Area of the Premises immediately prior to such damage and destruction. Notwithstanding the foregoing, (i) such abatement shall only be to the extent Lessee does not receive payment under its business interruption insurance policy required under Section 14.1.3 of this Lease, and (ii) Base Rental shall not abate if such damage or destruction was caused by the negligent or intentional act or omission of Lessee, its agents, employees, customers, contractors, invitees or licensees, or if Lessee shall not have been open for business with the public for the ten (10) day period prior to such casualty. Except as expressly set forth herein, Lessee shall not be entitled to terminate this Lease or to receive a reduction or abatement of any rental or other sums payable hereunder in the event of any damage or destruction from any cause whatsoever.
16 CONDEMNATION.
16.1 Termination. If the Premises or any portion thereof are taken under power of eminent domain or conveyed by Lessor under the threat thereof (a “Condemnation”), this Lease shall automatically terminate as to the part so taken as of the date of Condemnation. If a portion of the floor area of the Premises, or all or a substantial portion of the parking area within the Project (including the P-l Parking Structure and the Underground Parking Facilities), is taken by Condemnation, and Lessor reasonably determines that it would not be economically feasible for Lessee to utilize the Premises for the purposes for which the same were being used at the time of said taking, then Lessor may terminate this Lease as of the date of condemnation by giving written notice thereof to Lessee on or before twenty (20) days after said date. If more than twenty-five percent (25%) of the floor area of the Building and/or more than twenty-five percent (25%) of the land area of the entire Project is taken by Condemnation (regardless of whether or not any portion of the Premises is taken), then Lessor shall be entitled to terminate this Lease as of the date of Condemnation by written notice to Lessee on or before twenty (20) days after said date.
16.2 Abatement of Rent. In the event of Condemnation of only a portion of the Premises, Base Rental, Lessee’s Pro-Rata Share of Operating Costs, and Lessee’s parking obligation and rights shall also be reduced in proportion to the amount of Rentable Area taken.
16.3 Award. Lessor shall be entitled to the entire Condemnation award for any partial or entire taking of the Premises, the Building, or the Project, including any award for the leasehold estate created hereby, and Lessee hereby waives any claim with respect thereto; provided that Lessee may seek a separate award from the taking authority (and not from Lessor), in Lessee’s own name, for any damages to Lessee’s business (excluding the loss of its leasehold estate) and any costs incurred by Lessee in removing Lessee’s Property.
16.4 Restoration. If only a part of the Premises is condemned and this Lease is not terminated pursuant hereto, then Lessor shall, in the exercise of reasonable diligence and its own cost, restore the Premises to its previous condition as nearly as is reasonable under the circumstances. In no event, however, shall Lessor be obligated to commence such restoration until it has received the entire Condemnation award and in no event shall Lessor be obligated to incur restoration expenses in an amount greater than such award, less costs, expenses and fees (including attorneys’ fees and costs) incurred by Lessor in collecting such award.

16.5 Date of Condemnation. The date of Condemnation, for the purposes hereof, is the earlier of the date (i) possession of the property subject to Condemnation is delivered to the taking authority, or (ii) title is vested in the taking authority.
17 QUIET ENJOYMENT. If Lessee pays all Rent and other sums payable hereunder and performs all of its other obligations hereunder, Lessor shall take no action to disturb Lessee’s peaceable and quiet possession of the Premises during the term hereof. This covenant is a covenant as to title only and shall not extend to, and Lessor shall not be liable for, any disturbance, act, condition or damage caused by any other tenant or occupant in the Project or anyone not otherwise claiming by or through Lessor, nor to any disturbance, act or condition permitted to be taken by or on behalf of Lessor under this Lease.
18 ESTOPPEL CERTIFICATE. Upon receipt of a written request from Lessor, Lessee shall, from time to time, and within ten (10) business days after receipt of such request, execute, acknowledge and deliver to Lessor a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the Rent and other charges are paid in advance, if any, (b) acknowledging that there are no uncured defaults on the part of Lessor, or specifying such defaults if any are claimed, and (c) certifying or acknowledging any other matters that Lessor and/or its prospective purchaser or lender may reasonably request for certification or acknowledgment. Any such statements may be relied upon by Lessor and any prospective purchaser or encumbrancer of all or any portion of the Premises, the Building, or the Project. Lessee’s failure to deliver such statement within such time period shall be conclusive against Lessee that (i) this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) there are no uncured defaults in Lessor’s performance, and (iii) not more than one month’s rent has been paid in advance; and/or Lessor may elect to declare Lessee in default as provided in Section 29.1.6.
19 MASTER LEASE, LENDER, SUBORDINATION.
19.1 Master Lease. Pursuant to all of the terms and conditions of that Lease executed by the City of Tempe, an Arizona municipal corporation (“City”), as lessor, and Hayden Ferry Lakeside LLC, an Arizona limited liability company, as lessee, as may be amended from time to time (“Master Lease”) for purposes of providing tax abatement benefits to Lessor for the Building, fee title to the Building and certain land area has been conveyed to the City and leased back to Lessor. Lessor warrants, covenants and agrees that the Master Lease grants Lessor full right and authority to lease the Premises to Lessee as provided in this Lease, and Lessee’s right to occupy and use the Premises will be subject to the covenant of quiet enjoyment in its favor set forth in Article 17 of this Lease. When title to the Building is transferred to the City, this Lease shall constitute a sublease. Lessee, at the request of the City, shall deliver to the City an agreement, in form and substance satisfactory to the City, whereby Lessee shall agree that (i) no action taken by the City to enforce the Master Lease, including without limitation any termination thereof, shall terminate this Lease or invalidate any of the terms hereof and, (ii) upon termination of the Master Lease after default by Lessor, Lessee will recognize the City as Lessor hereunder for the balance of the Lease Term, provided that the City also agrees that Lessee’s possession will not be disturbed by the City as long as Lessee pays the Rent and other sums payable hereunder and performs all of the other covenants of Lessee to be performed hereunder.

19.2 Lease Subordinate to Liens. This Lease and the rights of Lessee hereunder shall be, at the option of Lessor to be exercised from time to time, either subject and subordinate to, or superior to, the lien of any mortgages, deeds of trust, security agreements or other security instruments now or hereafter placed on or against the land and/or the Building and/or other improvements comprising the Project (and all extensions, modifications, renewals and refinancings thereof) without the necessity of executing and delivering any other or further instruments on the part of Lessee to effectuate such subordination; provided, however, that Lessor shall, upon Lessee’s written request with respect to each and any such mortgages, deeds of trust, security agreements or other security instruments, exercise commercially reasonable efforts to cause the mortgagee, deed of trust beneficiary or secured party (“Mortgagee”) to deliver to Lessee a subordination, non-disturbance and/or attornment agreement in a form generally used by such Mortgagee for such purposes. Lessee hereby agrees, at the written request of the purchaser of the Lessor’s interest pursuant to such foreclosure or other proceedings (or a conveyance in lieu thereof), to attorn to such purchaser or, at such purchaser’s option, to enter into a new lease for the balance of the term hereof upon the same terms and provisions as are contained in this Lease. Notwithstanding the foregoing, Lessee shall execute and deliver such instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgages, deeds of trust or other security instruments as may be requested by Lessor within ten (10) business days after Lessee’s receipt of such request. If Lessee fails, neglects or refuses to execute and deliver any such instruments within ten (10) business days after receipt of written notice to do so together with the instruments to be executed by it, Lessee hereby irrevocably appoints Lessor, its successors and assigns, as the attorney in fact of Lessee to execute and deliver any and all such instruments for and on behalf of Lessee, and/or Lessor may declare Lessee in default as provided in Section 29.1.6. The power of attorney granted herein is a power coupled with an interest.
20 ASSIGNMENT AND SUBLETTING.
20.1 Lessor’s Consent Required. Lessee shall not convey, transfer, sublease, assign, hypothecate, encumber, or otherwise dispose of this Lease or any right, title or interest therein (including without limitation with respect to Parking Spaces), whether voluntarily or by operation of law (“Transfer”), and without the prior written consent of Lessor, which may be withheld in Lessor’s sole discretion. Any such Transfer shall be void and/or shall terminate this Lease at the option of Lessor. In no event (i) shall Lessee be entitled to sublease the Premises or assign this Lease so that the Premises are occupied by more than one (1) tenant, nor (ii) shall Lessee be entitled to sublease the Premises or assign this Lease to any other tenant in the Building. If Lessor consents to any Transfer, Lessor may impose on Lessee or the transferee such conditions as Lessor, in its sole and absolute discretion, deems appropriate. Lessee’s request for consent to a Transfer must describe in reasonable detail the parties involved, the financial condition of the proposed transferee, the proposed use of the Premises, the consideration to be paid by the proposed transferee, and other terms and conditions of the proposed Transfer, and Lessee upon written request from Lessor, shall provide to Lessor any additional information Lessor deems reasonably necessary to evaluate and consider the proposed

Transfer or proposed transferee. Lessor shall also have the option, in its sole and absolute discretion, to elect to terminate this Lease and recapture the Premises by giving Lessee written notice of Lessor’s election to terminate within fifteen (15) business days after Lessor receives Lessee’s written request for approval of the proposed Transfer (or, at the option of Lessor, within fifteen (15) business days after Lessor receives all information to be provided as set forth in the preceding sentence). The consent by Lessor to any Transfer shall not be construed as a consent to any other Transfer. If Lessor approves any Transfer by Lessee, it is hereby agreed by Lessor and Lessee that Lessee shall not realize any financial gain resulting from any increase in the rental value of the Premises. Therefore, as a condition of any Transfer, it is agreed by the parties that Lessor shall receive all net consideration due or to become due to Lessee from any assignee, sublessee or transferee with respect to such Transfer, including, without limitation, the full and complete rental payments and other compensation paid by such assignee, sublessee, or transferee in excess of Lessee’s financial obligations set forth in this Lease, measured on a square foot basis with respect to the Rentable Area involved.
20.2 No Release of Lessee. Regardless of whether Lessor’s consent is granted, no Transfer shall release Lessee or Guarantor, of Lessee’s obligations hereunder or alter the primary liability of Lessee to pay the Rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of Rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Upon a default by any assignee or successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of commencing or exhausting remedies against said assignee or successor.
20.3 Attorneys’ Fees. If Lessor is asked to consent to a Transfer under Section 20.1 hereof, Lessee shall reimburse Lessor for reasonable attorneys’ fees incurred by Lessor in connection with considering whether to give such consent, including for the review, negotiation, and preparation of all related documents, and payment thereof to Lessor shall be due whether or not consent is granted, and receipt of payment in full by Lessor shall be a condition precedent to the effectiveness of Lessor’s consent, if granted.
20.4 Corporations, Associations and Partnerships. If Lessee is a corporation, a limited liability company (“LLC”), an unincorporated association, or a partnership, the transfer, assignment, or hypothecation of any stock membership or other interest in such corporation, LLC, association or partnership in the aggregate in excess of twenty-five (25%) shall be deemed a Transfer within the meaning of this Article 20.
20.5 No Merger. The voluntary or other surrender of this Lease by Lessee, a mutual cancellation of this Lease, or the termination of this Lease by Lessor pursuant to any provision contained herein, shall not work a merger, but, at Lessor’s option, shall either terminate any or all existing assignments or subleases hereunder, or operate as an assignment to Lessor of any such assignments or subleases.
21 SUBSTITUTION OF PREMISES. Lessor may, at its election, upon at least thirty (30) days written notice to Lessee, substitute other premises (the “Substituted Premises”) within the Building for the Premises hereinabove described, subject to the following terms and conditions:

21.1 The Substituted Premises shall contain approximately the same square footage and comparable tenant improvements as the original Premises;
21.2 Lessor shall reimburse Lessee for all reasonable out-of-pocket moving expenses actually incurred by Lessee as a direct result of Lessee’s move to the Substituted Premises;
21.3 Upon the date specified by Lessor, which shall be at least thirty (30) days after Lessee receives notice of the substitution, the Substituted Premises shall become the Premises subject to this Lease for all uses and purposes, and this Lease shall no longer apply to or affect the original Premises, except for obligations and liabilities accrued as of said date;
21.4 Lessee shall fully and completely cooperate with Lessor in exercising Lessor’s rights hereunder and shall comply with all reasonable requests submitted by Lessor in an effort to minimize disruptions during such transition; and
21.5 Prior to the substitution as provided for in this Article, but in any event within the 30-day period referred to above, Lessee shall execute an amendment to this Lease stating that such substitution will occur and that all terms and provisions of this Lease will be fully applicable with regard to the Substituted Premises.
22 ABANDONMENT OF PREMISES. If Lessee abandons, vacates or surrenders the Premises or is dispossessed by process of law or otherwise, Lessee’s Property remaining on the Premises shall be deemed abandoned and, at the option of Lessor, may be kept or disposed of by Lessor as provided in Section 23.2 hereof. Except where the Premises is closed for business for no longer than thirty (30) days due to repair, maintenance, construction, remodeling or other similar work being carried out in the Premises as provided and/or permitted in this Lease, the failure of Lessee to be open for business in the Premises for a period of ten (10) consecutive business days or longer shall constitute an abandonment of the Premises.
23 LESSEE’S PROPERTY.
23.1 Lessee’s Property. The term “Lessee’s Property,” as used in this Lease, is defined as those items specifically designated as Lessee’s Property on Exhibit “D” attached hereto, Lessee’s Telecommunication Equipment, and related facilities, and any furniture, trade fixtures, equipment and personal property installed in, on or about the Premises or the Outdoor Balcony Area by Lessee at Lessee’s expense, such as freestanding cabinetwork and casework, metal storage units, signs, office machines, data processing equipment, monitoring devices and chests, kitchen appliances (if permitted by this Lease), office supplies and other items of personal property which are not attached or built in. In no event shall Lessee be entitled to use any part of the Tenant Improvement Allowance to acquire and/or install Lessee’s Property.
23.2 Removal. Unless Lessee is in default hereunder, Lessee may remove any of Lessee’s Property (except cables and wires designated by Lessor pursuant to Section 10.2) immediately upon the expiration or termination of this Lease, and shall immediately repair all damage to the Premises, the Outdoor Balcony Area, the Building, or the Project in any way resulting from such removal. However, any of such Lessee’s Property remaining on the Premises or the Outdoor Balcony Area upon such expiration or termination shall, at Lessor’s option, become the property of Lessor, or Lessor may dispose of the same, as attorney in fact for and at the expense of Lessee, and as Lessor may deem appropriate in its discretion and retain the proceeds therefrom. The power of attorney granted herein is a power coupled with an interest. Lessee shall promptly repair, in a good and workmanlike manner, at its own expense, any damage to the Premises or the Building caused by the installation or removal of Lessee’s Property.

23.3 Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against or levied upon Lessee’s Property. Lessee shall cause Lessee’s Property to be assessed and billed separately from the real property of which the Premises are a part. If any or all of Lessee’s Property is assessed and taxed with said real property, Lessee shall pay to Lessor its share of such taxes, as determined by Maricopa County Assessor, within ten (10) days after delivery to Lessee of a statement in writing setting forth the amount due together with a copy of the tax bill or other reasonable documentation supporting the claim.
24 SURRENDER. Upon the expiration or termination of this Lease for any reason, Lessee shall immediately and peaceably surrender the Premises and the Outdoor Balcony Area to Lessor in a safe and clean condition and in good order and repair, normal wear and tear excepted. If Lessee fails to surrender the Premises and the Outdoor Balcony Area upon the expiration or termination of this Lease, then, in addition to the rights of Lessor in Section 2.5, Lessor shall have the immediate right to re-enter the Premises and the Outdoor Balcony Area and act in accordance with Section 29.2.1 hereof. No act or conduct of Lessor, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance by Lessor of the surrender of the Premises by Lessee prior to the expiration of the Lease Term unless Lessor provides Lessee with a written acknowledgment of acceptance of surrender signed by Lessor.
25 PARKING.
25.1 Surface Parking. Lessee acknowledges that limited surface parking is available within the Project and that Lessee’s invitees will be entitled to use the same on a nonexclusive basis for loading and unloading passengers and for short term parking for periods of time designated by Lessor, provided that (i) Lessor may grant or permit exclusive use of portions of such surface parking area (not to exceed fifty percent (50%) of the available spaces) for the benefit of other tenants or occupants within or adjacent to the Project, and may install or permit the installation of parking meters for some or all of such surface parking area, and (ii) Lessee shall in any event cause its employees to park outside of the Project or in the Underground Parking Facilities or the P-l Parking Structure (as those terms are hereinafter defined) pursuant to a parking agreement with the owner or manager thereof, and (iii) the surface parking areas shall be used only for the parking of automobiles and small trucks but in no event shall recreational vehicles, boats or trailers be allowed while doing business at the Project or otherwise, and no parking beyond the time limits posted by Lessor with respect thereto shall be allowed.

25.2 P-l Parking Structure; Underground Parking Facility. Lessor has developed a multi-floor parking structure designated “P-l” on Exhibit “A-1” attached hereto to the south and east of the Building (“P-1 Parking Structure”), and an underground parking area below the Building and other portions of the Project (“Underground Parking Facilities”), which will be owned by Lessor, an Owners’ Association, or another entity (and the owner of each parking facility will be referred to herein as a “Parking Facility Owner”). As used in this Lease, the term “Parking Spaces” refers to parking spaces existing from time to time in the P-l Parking Structure or the Underground Parking Facilities. If Parking Spaces for the P-l Parking Structure and/or the Underground Parking Facilities are allocated to Lessee in the Basic Lease Information, then the number stated therein are hereby granted to Lessee as therein provided at the monthly rental per space set forth in the Basic Lease Information, and Lessee shall be entitled to use such Parking Spaces unless and until it fails to pay the monthly rental for such Parking Spaces when due, which shall constitute a default under this Lease, and such use rights shall be immediately suspended until all such monthly rental is paid in full and shall permanently terminate if such monthly rental is not paid within the grace period set forth in Section 29.1.2. In addition, Lessee’s right to use the Parking Spaces allocated to Lessee in the Basic Lease Information shall be expressly subject to the following:
25.2.1 Effective January 1, 2009, and each January 1 of each year thereafter, Lessor or other Parking Facility Owner (or their respective managers) shall have the right to increase from time to time the monthly rental for the Parking Spaces designated in the Basic Lease Information at a rate not to exceed the greater of (i) four percent (4%) per annum (compounded annually), or (ii) the increase over the course of the previous calendar year(s), if any, in the Consumer Price Index for all urban consumers, U.S. City Average, published by the United States Department of Commerce (base year 1982-1984 = 100) or any successor index thereto as hereinafter provided (“CPI”). If publication of the CPI is discontinued, or if the basis of calculating the CPI is materially changed, then Lessor shall substitute for the CPI comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the CPI, and any reference in this Lease to “CPI” shall be deemed to refer thereto. If Lessor elects in its discretion not to increase parking rates for any given calendar year of the Lease Term, Lessor does not waive its right to do so in later years at a rate that equals the total increase in the CPI for all preceding calendar years, or four percent (4%) per annum compounded, as the case may be.
25.2.2 If the Parking Facility Owner for all or a portion of the Parking Spaces is at any time not Lessor, Lessee shall, within thirty (30) days after written direction from Lessor to do so, enter into a separate parking agreement with the Parking Facility Owner, or its manager, providing for the number of Parking Spaces at the monthly rental set forth in the Basic Lease Information, which shall be subject to increase from time to time as provided in Section 25.2.1, and such other terms reasonably required by the Parking Facility Owner or its manager. Upon execution of such separate agreement, Lessor shall be relieved of all further responsibility under this Lease with respect to the Parking Spaces covered by said agreement.
25.2.3 Intentionally Omitted.
25.2.4 The P-1 Parking Structure and Underground Parking Facilities shall only be used for the parking of automobiles and small trucks (but in no event shall recreational vehicles, boats or trailers be allowed) and shall be subject to size limitations established from time to time by each Parking Facility Owner.

25.2.5 The Parking Spaces in the P-1 Parking Structure as designated in the Basic Lease Information shall be available for use during “normal business hours” of the Building, which shall mean 7:00 a.m. to 6:00 p.m., Monday through Friday (except legal holidays), and 8:00 a.m. to noon on Saturday (except legal holidays). Parking access cards for the Parking Spaces allocated to Lessee will entitle the holder to obtain access to the P-1 Parking Structure and/or the Underground Parking Facilities during and after normal business hours, but reserved Parking Spaces in the P-1 Parking Structure will only be available during normal business hours Monday through Friday (except legal holidays). After such normal business hours, holders of parking access cards will be allowed to use the parking access cards to obtain access to the P-1 Parking Structure, but will not be guaranteed the use of the Parking Spaces therein, including reserved Parking Spaces. Lessee is hereby advised that the P-1 Parking Structure will be available for public use both during and after normal business hours and that sporting events or other activities in the vicinity of Hayden Ferry Lakeside may create a significant demand for spaces within the P-1 Parking Structure.
25.2.6 The Parking Spaces in the Underground Parking Facilities will not be available to the public during or after normal business hours or on legal holidays.
25.2.7 Lessee will not park, or permit its employees or contractors to park, in any areas designated by a Parking Facility Owner or its manager for parking by visitors to the Project or for the exclusive use of other tenants or occupants of the Project.
25.2.8 Any parking access cards, parking stickers or other devices or forms of identification supplied by a Parking Facility Owner as a condition to using its parking facilities shall remain the property of the Parking Facility Owner, and the same must be displayed as requested and not mutilated or obstructed in any manner. Parking access cards, stickers and other devices are not transferable, and any parking sticker or other device found in the possession of an unauthorized holder will be void. Each Parking Facility Owner may charge a fee for parking access cards, parking stickers or other parking control devices supplied or replaced by the Parking Facility Owner.
25.2.9 No overnight or extended term parking or storage of vehicles shall be permitted. Parking is prohibited on or in (i) drive lanes and other areas not striped for parking, (ii) aisles, (iii) areas where “no parking” signs are posted or marked on the parking surface, (iv) any ramps, entries or exits, (v) any cross-hatched areas, (vi) any designated loading areas, or (vii) such other areas as may be designated from time to time by the Parking Facility Owner for maintenance, repair or other purposes.
25.2.10 All responsibility for damage to or loss or theft of any vehicles or any contents thereof are expressly assumed by Lessee or other persons parking their vehicle in the Underground Parking Facilities or P-l Parking Structure.
25.2.11 Lessor reserves the right to require Lessee, as a condition to using its allocated Parking Spaces, to enter into a parking agreement providing for additional regulations, restrictions, and requirements with respect to use of its allocated Parking Spaces as long as the terms and conditions thereof are not materially inconsistent with this Lease or the rules and regulations referred to in Section 6.7 of this Lease.

25.2.12 Lessor, on its behalf and on behalf of any other Parking Facility Owner, reserves the right to refuse parking identification devices and/or parking rights to Lessee or any other person who fails to comply with the covenants in this Section 25.2, or in any separate parking agreement provided for in this Section 25.2, or in any of the rules and regulations provided for in Section 6.7; and any violation thereof shall subject the vehicle of the offending person to be removed or immobilized at such person’s expense.
25.3 Parking Ratio. The surface parking within the Project, the P-l Parking Structure, and the Underground Parking Facilities (including areas designated for visitor parking) will together offer parking to tenants and tenants’ visitors of the Building at a ratio of approximately four (4) parking spaces for each 1,000 square feet of usable area within the Building, subject to Section 25.1 with respect to surface parking, and subject to the rights granted by the respective Parking Facility Owner to tenants, occupants, and members of the public with respect to the Parking Spaces.
26 FORCE MAJEURE. If Lessor or Lessee is delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, civil disorder, terrorism, acts of war, severe weather, inability to procure materials, restrictive governmental laws or regulations, or other cause without fault and beyond the reasonable control of Lessor or Lessee (financial inability excepted), performance of such act shall be excused for the period of delay.
27 RIGHTS RESERVED BY LESSOR. The rights set forth on Exhibit “E” are hereby reserved by Lessor and are exercisable without notice to Lessee or liability for any inconvenience suffered by Lessee as a result thereof (including, without limitation, any diminution of light, air or view), and Lessee shall not be entitled by reason thereof to terminate this Lease or receive any abatement or reduction of Rent or other sums.
28 NOTICES. No notice, consent, approval or other communication given in connection herewith shall be validly given, made, delivered or served unless in writing and hand-delivered or sent by facsimile transmission or by registered or certified United States mail, postage prepaid, to Lessor (or the Managing Agent if Lessor so designates in the Basic Lease Information) or Lessee, as the case may be, at the respective addresses or fax numbers set forth in the Basic Lease Information, or to such other addresses or fax numbers as either party hereto may from time to time designate in writing and deliver in accordance herewith to the other party. Notices, consents, approval or communications shall be deemed given or received 24 hours after deposit in the mail as hereinabove provided, or immediately if hand-delivered or sent by facsimile transmission.
29 DEFAULTS, REMEDIES.
29.1 Defaults. The occurrence of anyone or more of the following events shall constitute a default and breach of this Lease by Lessee:
29.1.1 Lessee abandons the Premises, or fails to surrender the Premises as provided in Article 24 above.

29.1.2 Lessee fails to make any payment of Base Rental or any other Rent or other sum due under this Lease, together with interest thereon as herein provided, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Lessor to Lessee.
29.1.3 Lessee fails to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than as described in Sections 29.1.1, 29.1.2, 29.1.4, 29.1.5, or 29.1.6, where such failure shall continue for a period of fifteen (15) business days after written notice thereof to Lessee; provided, however, that if the nature of Lessee’s failure is such that more time is reasonably necessary in order to cure Lessee’s failure, then Lessee shall not be in default under this Lease if Lessee diligently commences to cure within the foregoing period, exercises its consistent and best efforts to cure such failure, keeps Lessor reasonably advised of its efforts and progress to cure, and completes such cure within not more than forty-five (45) days after the written notice provided for above.
29.1.4 To the extent that a declaration of default is not prohibited by law, (i) the making by Lessee of any general assignment, or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a proceeding under state or federal insolvency and/or bankruptcy laws (unless, in the case of a petition filed against Lessee, the same is dismissed within thirty (30) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease.
29.1.5 An assignment or subletting of the Premises without the written consent of Lessor if such consent is required as provided in Article 20.
29.1.6 Lessee’s failure to deliver when due the documents required in Article 18 or Section 19.2.
29.2 Remedies. Upon any such default or breach by Lessee and the expiration of any applicable cure periods, Lessor shall be entitled to exercise the following rights and remedies at any time thereafter, with or without notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach (and Lessor shall be entitled to recover from Lessee all reasonable attorneys’ fees and costs incurred by Lessor in enforcing its rights and remedies, regardless of whether legal proceedings are commenced):
29.2.1 Lessor shall have the immediate right of re-entry and may remove all persons and property from the Premises, without liability for damages sustained by reason of such removal. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee. Should Lessor elect to re-enter as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided by law, it may either terminate this Lease to the same extent and with all the legal incidents as if the term hereof had expired by lapse of time, or it may from time to time, without termination of this Lease, relet the Premises or any part thereof in accordance with Section 29.3 below. No such re-

entry or taking possession of the Premises by Lessor shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Lessee. Notwithstanding any such reletting without termination, Lessor may, at any time thereafter, elect to terminate this Lease for such previous breach. Regardless of whether or not this Lease is terminated as provided above, Lessor shall be entitled to terminate all of the rights of Lessee and/or its employees or other Persons with respect to all Parking Spaces, and to recover from Lessee all damages incurred by Lessor as a result of Lessee’s default, including without limitation (i) the worth at the time of Lessee’s default of all unpaid Base Rental, Operating Costs and other Rent and sums due from Lessee under this Lease through the date Lessor elects to re-enter the Premises and/or terminate this Lease, and all Base Rental (and upon Lessee’s default, all Base Rental abated pursuant to Section 3.5 shall become immediately due and payable and shall be deemed unpaid Rent for purposes of this provision), Operating Costs, and other Rent and sums due under this Lease after re-entry and/or termination through the end of the Lease Term, and (ii) all other amounts necessary to compensate Lessor for all detriment caused by Lessee’s default. Lessor shall be entitled to receive a judgment for the full amount of such damages as may be reduced by any amounts received and applied by Lessor as provided in Section 29.3. In determining worth at the time of Lessee’s default, a discount rate equal to one percent (1%) above the discount rate then in effect at the Federal Reserve Bank serving Phoenix shall be used.
29.2.2 Lessor shall have the right, but not the obligation, to render the performance required to cure such default or breach and to charge to Lessee all costs and expenses incurred in connection therewith (including a service fee equal to fifteen percent (15%) of all sums expended by Lessor to cure the default or breach), together with interest thereon from the date incurred by Lessor at the rate provided below, and Lessee shall immediately pay the same upon presentment of a statement to Lessee.
29.2.3 No remedy herein conferred upon Lessor shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, including, but not limited to, the right to maintain an action to recover all amounts due hereunder. Lessor may exercise its rights and remedies at anytime, in any order, to any extent, and as often as Lessor deems advisable.
29.2.4 In addition, to every other remedy available to Lessor, Lessor may, in the event of default as defined in this Article, obtain the appointment of a receiver in any court of competent jurisdiction, and the receiver may enter the Premises and take possession of Lessee’s Property and any other personal property belonging to the Lessee and used in the conduct of Lessee’s business in the Premises. Such entry or possession by said receiver shall not constitute an eviction of Lessee from the Premises or any portion thereof, and Lessee shall indemnify, defend and hold Lessor harmless from any claim by any person arising out of or in anyway connected with the entry by said receiver in taking possession of the Premises and/or said personal property. Neither the application for the appointment of such receiver, nor the appointment of such receiver, shall be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such intention is given to Lessee.

29.3 Reletting the Premises. Lessor, in the exercise of its rights under Section 29.2.1, shall have the right to relet the Premises or any portion thereof, and to grant the use of all or a portion of the Parking Spaces made available to Lessee pursuant to this Lease, for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable. Lessor shall also have the right to make such alterations and repairs to the Premises as Lessor may deem advisable, in its sole discretion. Upon such reletting, the rents received by Lessor for the Premises (but not for any Parking Spaces which will be retained by Lessor or other Parking Facility Owner) shall be applied first to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of all reasonable costs and expenses of such reletting (including leasing commissions) and of such alterations and repairs; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied to payment of future rent as the same may become due and payable hereunder. If the rents for the Premises received from such reletting during any month are less than that to be paid during that month by Lessee hereunder, Lessee shall immediately pay any such deficiency to Lessor. Such deficiency shall be calculated and paid monthly.
29.4 No Waiver. No delay or omission of Lessor to exercise any right or power arising from any default shall impair any such right or power, and shall not be construed to be a waiver of any such default or an acquiescence therein. No waiver of a default shall be effective unless it is in writing. No written waiver by Lessor of any provision of this Lease or any breach by Lessee hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to or approval of any act by Lessee requiring Lessor’s consent or approval shall not be deemed to render unnecessary the procurement of Lessor’s consent to or approval of any subsequent act of Lessee, whether or not similar to the act so consented to or approved.
29.5 Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and charges that may be incurred by Lessor pursuant to its financing for the Building. Accordingly, if any monthly Base Rental payment or other amount due to Lessor hereunder shall not be received by Lessor within ten (10) days after the due date therefor, Lessee shall pay to Lessor a late charge equal to ten percent (10%) of such amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee, and shall be in addition to any interest which may accrue thereon pursuant to Section 29.6 below. Lessor shall have the right to require Lessee to pay all past-due obligations, including late charges and interest, in the form of a cashier’s check.
29.6 Interest. Any amount due to Lessor which is not paid when due shall bear interest, not to exceed the maximum rate allowed by law, from the date due until paid at a rate equal to the greater of (i) eighteen percent (18%) per annum, or (ii) a rate per annum equal to five percent (5%) in excess of the “Prime Rate” designated by US Bank (or its successor(s)) from time to time as its prime commercial lending rate during the period said amounts are owed by Lessee or Lessor. Payment of such interest shall not excuse or cure any default under this Lease.
29.7 Attorneys’ Fees. If either party resorts to judicial proceedings to enforce any right under this Lease or to obtain relief for any default by the other party, the party prevailing in such proceedings shall be entitled to recover from the non-prevailing party the costs thereof, including reasonable attorneys’ fees (as determined by the court).

30 LESSOR’S LIABILITY.
30.1 Default by Lessor. Lessor shall not be considered in default or breach of this Lease for the non-performance of any obligation imposed herein unless Lessee provides Lessor with written notice of said non-performance and:
30.1.1 If the same relates solely to the non-payment of money, Lessor fails to perform within thirty (30) days after receipt of said written notice, or
30.1.2 If the same does not relate solely to the non-payment of money, Lessor fails to commence performance within said 30-day period and to diligently continue such performance until the obligation is fulfilled.
If Lessor grants a security interest in this Lease to any person or entity and if Lessee has been notified in writing of the name and address of said lienholder, then Lessee shall simultaneously upon giving any notice of non-performance to Lessor deliver a copy of same to each such lienholder, by personal delivery or certified or registered United States mail, postage prepaid (notices sent by mail shall be deemed delivered upon receipt). Each such lienholder shall be entitled to perform such obligation within forty-five (45) days after the expiration of any period of time within which Lessor is entitled to perform such obligation.
30.2 Sale of Lessor’s Interest. Upon any sale or conveyance of Lessor’s interest in this Lease (excluding a transfer of title to the Building and adjacent land to the City of Tempe pursuant to Section 19.1 above, but including Lessor’s assignment of its interest as lessee under the Master Lease and Lessor under this Lease to another person or entity), Lessor shall be entirely relieved of all liability for Lessor’s obligations under this Lease accruing thereafter, and the assignee or purchaser shall be deemed without any further agreement between the parties or their successors in interest to have assumed all of the obligations of Lessor under this Lease accruing after such conveyance. This Lease shall not be affected by any such sale or conveyance and Lessee agrees to attorn to such successor in interest. The Security Deposit made by Lessee hereunder may be transferred by Lessor to such successor in interest and thereupon Lessor shall be discharged from any further liability in reference thereto.
30.3 No Liability for Loss, Theft, Etc. Except for the reckless and intentional misconduct of Lessor, Lessor and its employees and agents shall not be liable to Lessee for any damage to property entrusted to Lessor’s employees, agents or contractors, nor for loss of or damage to any property by theft, disappearance or otherwise, nor for any injury or damage to persons or property resulting from any cause whatsoever, including without limitation fire, explosion, falling ceiling material or wall board, steam, gas, electricity, any act or omission of co-tenants or other occupants of the Building or of adjoining or contiguous property or buildings, water or rain which may leak from any part of the Premises or the Building or from the pipes, tanks, appliances or plumbing works therein, or from the roof, street or subsurface, or from any other place. Lessee shall bear the risk of loss (and the responsibility to insure) with respect to all of the foregoing. Lessor and its employees and agents shall not be liable to Lessee for interference with the natural light, nor for any latent defect in the Premises or in the Project. Lessee shall give prompt notice to Lessor of any fire, accident or defect discovered within the Premises or the Project.

30.4 Lessor’s Liability. Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Lessee, or its successors or assigns, against Lessor with respect to any alleged breach by or on the part of Lessor of any representation, warranty, covenant, undertaking or agreement contained in this Lease or otherwise arising out of Lessee’s use of the Premises or the Project (collectively “Lessor’s Lease Obligations”) shall extend only to Lessor’s interest in the Building of which the Premises are a part (“Lessor’s Real Estate”) and the rents derived therefrom, and not to any other real property, personal property or other assets of Lessor or its former or current members, or any of the current or former directors, officers, employees, agents, members, or partners thereof; and (ii) except to the extent of Lessor’s interest in Lessor’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Lessor’s Lease Obligations or any alleged breach thereof is assumed by, or shall be asserted or enforceable against, Lessor or any current or former members thereof, or any of Lessor’s or such member’s current or former directors, officers, employees, agents, members, or partners.
31 GENERAL.
31.1 Captions. The headings of the Articles and the Sections hereof are inserted for convenience only and shall not affect the construction of any of the provisions hereof
31.2 Time of the Essence. Time is of the essence with respect to this Lease.
31.3 No Partnership, No Third Party Rights. Nothing contained in this Lease shall create any partnership, joint venture or other arrangement between Lessor and Lessee. Except as expressly provided herein, no provision of this Lease is intended to benefit, and shall not benefit, any person not a part hereto and no such other person shall have any right or cause or action hereunder.
31.4 Entire Agreement. This Lease constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and shall not be changed or added to except in writing signed by all parties hereto. All prior and contemporaneous agreements, representations, statements and understandings of the parties, oral or written, that modify, amend or vary any of the terms of this Lease, are hereby superseded and merged herein.
31.5 Joint and Several Obligations. If Lessee comprises two or more persons, corporations, LLC’s, or other entities, all agreements, covenants, representations and warranties of Lessee herein are the joint and several obligations of the persons or entities comprising Lessee. If Lessee is husband and wife, the obligations hereunder shall extend individually to the sole and separate property of each as well as to their community property. Notice given to anyone of the persons or entities constituting Lessee shall be deemed as having been given to all such entities, and any decision, action, or election made under this Lease or any Exhibits by one person or entity comprising Lessee shall bind all persons and entities comprising Lessee.

31.6 Authority to Execute. Any individual executing this Lease on behalf of or as representative for a corporation, LLC, partnership or other entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf thereof and that this Lease is binding thereon in accordance with its terms. If Lessee is a corporation or LLC, Lessee shall deliver to Lessor within fifteen (15) days after the execution hereof a certified copy of a resolution of the Board of Directors of said corporation, or a member resolution of said LLC, authorizing or ratifying the execution and delivery of this Lease by the individuals executing and delivering same.
31.7 Arizona Law. This Lease shall be governed by and interpreted in accordance with the laws of Arizona. The parties hereby consent to the exclusive jurisdiction and venue of the federal and state courts in Maricopa County, Arizona, with respect to any controversy arising out of this Lease.
31.8 Partial Invalidity. If any provision of this Lease is held by a court to be invalid, void or unenforceable, the remainder of this Lease shall remain in full force and effect and shall in no way be affected or invalidated.
31.9 Incorporation of Exhibits. All exhibits attached hereto shall be deemed a part of this Lease.
31.10 Waiver of Notice. Unless Lessor is otherwise specifically obligated to do so by the terms of this Lease, Lessee hereby expressly waives the service of any notice of intention to terminate this Lease or to re-enter the Premises and waives the service of any demand for payment of rent or for possession and waives the service of any other notice or demand prescribed by any statute or other law.
31.11 Binding on Successors and Assigns. Each of the provisions of this Lease shall bind, extend to, and inure to the benefit of the respective heirs, legal representatives, and successors and assigns of both Lessor and Lessee; provided, however, that this clause shall not permit any assignment contrary to the provisions of Article 20.
31.12 Impartial Interpretation. This Lease is the result of negotiations between Lessor and Lessee. The language in this Lease shall be construed as a whole according to its fair meaning and not strictly for or against either party.
31.13 Not Binding Until Signed. Submission of this instrument for examination and/or the submissions of drafts, revisions, comments, etc. shall not bind Lessor or Lessee in any manner, nor create any duties, liabilities, commitments, or obligations of any kind or nature, nor any claims of detrimental reliance nor any other rights or remedies (at law or in equity). No lease or obligation shall arise until this instrument is executed and delivered by Lessor and Lessee, and until such execution and delivery, either Lessee or Lessor may terminate negotiations at any time for any reason.
31.14 No Recording. Lessee shall not record this Lease nor a memorandum of this Lease.

31.15 Calendar and Business Days. Whenever in this Lease references made to “days” (for example, when payment or other performances due within a specified number of days), the reference shall refer to calendar days unless reference is specifically made to “business days”. As used in this Lease, the term “business days” shall mean Monday through Friday except legal holidays, and the term “legal holidays” shall mean holidays recognized by the State of Arizona.
31.16 Lessee’s Financial Statements. Within fifteen (15) days after request therefor, Lessee shall deliver to Lessor a copy of Lessee’s financial statements (including, but not limited to, an audited balance sheet, if available, and an income statement) for the prior fiscal year (and year-to-date if available) certified by an executive officer of Lessee.
31.17 Brokers. Lessor and Lessee represent and agree that they have dealt directly with and only with Lessor’s Broker and Lessee’s Broker (“Brokers”) in connection with this Lease and that insofar as either party knows, no other broker, agent or finder negotiated or participated in this transaction or the negotiation of this Lease or submitted or showed the Premises or is entitled to any commission or finder’s fee in connection therewith, and that each party shall be solely responsible with respect to any dealings of such party with any such other real estate broker, agent, finder or other person, and Lessor and Lessee each shall protect and indemnify, hold harmless, and defend the other from any liabilities, costs, fees, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the indemnified party with respect thereto. Lessor shall pay a commission to Lessor’s Broker and to Lessee’s Broker to the extent provided in a separate agreement signed by Lessor. Lessor and Lessee agree that no broker (including the Brokers) shall be entitled to any commission in connection with any extension of the Initial Term or any expansion of the Premises.
31.18 Intentionally Omitted.
31.19 Airport Disclaimer. Lessee acknowledges that the Project is within the flight path for flights arriving at and departing from Sky Harbor International Airport (“Sky Harbor”), and agrees that Lessor shall not be liable to Lessee for, and Lessee hereby releases Lessor with respect to, any claims, liabilities, losses, causes of action, fees and expenses in any way relating thereto, including, without limitation, to noise or vibration caused by aircraft or other vehicles approaching or leaving Sky Harbor, or to any other adverse effects caused by or resulting from the location of the Building and the Premises in the flight path of Sky Harbor.
31.20 Consent of Lessor. With regard to any provision in this Lease, including exhibits, requiring Lessor’s consent or approval, Lessor shall be entitled to withhold such consent or approval for any reason in its sole and absolute discretion, unless the applicable provision in this Lease expressly states Lessor’s consent or approval will not be unreasonably withheld. Lessor’s consent to, or approval of, any matter requiring Lessor’s consent or approval shall not be deemed a waiver of the requirement to obtain Lessor’s consent to or approval of any similar matter.
31.21 Other Tenants. Lessor reserves the absolute right to allow such other tenants and occupants in the Project as Lessor, in the exercise of its business judgment, shall determine will best promote the interests of the Project. Lessee does not rely on the fact, nor does Lessor in any way represent that any specific tenant or number of tenants shall, during the term of this Lease, occupy any space in the Project.

31.22 OFAC Certification. Lessee certifies that (i) it is not acting directly or indirectly for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated National”, “Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Lessee is not engaged in this transaction (directly or indirectly) on behalf of, or instigating or facilitating this transaction (directly or indirectly) on behalf of, any such person, group, entity, or nation. Lessee shall indemnify, defend, and hold harmless Lessor from and against any claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year hereinabove written.

LESSOR:

HAYDEN FERRY LAKESIDE, LLC, an Arizona limited liability company

BY:	SunCor Development Company, an Arizona corporation, its Managing Member

	By:	/s/ M. Randall Levin

M. Randall Levin, Vice President

Date: January 17, 2008

LESSEE:

RENEGY HOLDINGS, INC., a Delaware corporation

By:	/s/ Robert Zack

Printed Name: Robert Zack
Its: Chief Finanical Officer

Date: January 16, 2008

EXHIBIT LIST

EXHIBIT “A”	Floor Plan with Premises and Outdoor Balcony Area Designated

EXHIBIT “A-1”	Diagram of Entire Hayden Ferry Lakeside Development with Project (Entire Office and Commercial Development Designated)

EXHIBIT “B”	Rules and Regulations

EXHIBIT “C”	Construction Obligations of Lessor and Lessee

EXHIBIT “D”	Description of Lessee’s Property

EXHIBIT “E”	Rights Reserved by Lessor

EXHIBIT “A”
FLOOR PLAN OF PREMISES AND OUTDOOR BALCONY AREA DESIGNATED

EXHIBIT “A-1”
DIAGRAM OF ENTIRE HAYDEN FERRY LAKESIDE DEVELOPMENT WITH
PROJECT (ENTIRE OFFICE AND COMMERCIAL DEVELOPMENT)

EXHIBIT “B”
PROJECT RULES AND REGULATIONS
Lessee shall comply, and shall cause its subtenants and their respective employees, agents, contractors, customers, and invitees to comply, with the following rules and regulations for the Project:
1. Except as specifically provided in Section 6.8 of the Lease, no sign (including, without limitation, neon signs), placard, picture, advertisement, name, notice or other information of any kind shall be inscribed, displayed, printed, or affixed on or to any part of the outside or inside of the Building, the Premises (unless inside the Premises but not visible from outside the Premises), the Project or the surrounding area without the prior written consent of Lessor. If such consent is given by Lessor, Lessor may regulate the manner of display. Lessor shall have the right to remove any such item which has not been approved by Lessor or is being displayed in a non-approved manner without notice to and at the expense of Lessee. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Lessee in the manner and by a person approved by Lessor. Lessee shall not place anything or allow anything to be placed near any window or any glass door, partition or wall which may appear unsightly, in Lessor’s sole discretion, from outside the Premises. Lessee shall not display or exhibit any products, goods, wares, or merchandise and shall not distribute advertising materials outside of the Premises. Lessee shall not install exterior lighting on or decorate, paint or otherwise alter or improve the exterior of the Project or the Premises, and Lessee shall not install any antenna or other structure or object on the roof or any other portion of the Project (except as may otherwise be specifically provided in the Lease). Lessee shall not store products, containers or merchandise on the Project in areas outside of the Premises except for such short periods of time as may be necessary for loading or unloading delivery vehicles, which shall only occur in areas specifically designated for such purposes by Lessor from time to time within the P-1 Parking Structure and shall be regulated by Lessor’s facilities coordinator (if Lessor elects to designate a facilities coordinator).
2. Except as specifically provided in Section 6.8 of the Lease, the directory for the Building will be provided exclusively for the display of the name and location of the lessees only. Lessor reserves the right to exclude any other names therefrom and to charge a reasonable fee for each entry, other than Lessee’s name, placed upon such directory at the request of Lessee; and any changes thereto.
3. The sidewalks, parking areas, halls, lobby areas, toilets, stairways, passages, exits, entrances, elevators, driveways, loading areas and trash pick-up areas shall not be obstructed by Lessee, its customers, invitees, licensees and guests, or used for any purpose other than for ingress to and egress from the Premises. The halls, lobby areas, passages, exits, entrances, sidewalks, parking areas, elevators, stairways, toilets, balconies and roof are not for the use of the general public and Lessor shall in all cases retain the right to control the same and prevent access thereto by all persons whose presence in the judgment of the Lessor shall be prejudicial to the safety, character, reputation and interests of the Project or its lessees. Neither Lessee nor the employees, contractors or invitees of Lessee shall go upon the roof of the Building. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed.

4. The toilets, urinals, sinks, drains and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by Lessee if Lessee or its agents, contractors, employees or invitees caused the same.
5. Lessor shall have the right to prescribe the weight, size, and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Lessor, stand on wood strips of such thickness as may be necessary to properly distribute the weight. Lessor will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Lessee. There shall not be used in the Premises or the Building any hand trucks except those equipped with rubber tires and side guards.
6. Lessor shall have the right to designate and control any service in or to the Building and its lessees. Lessee shall not employ any person other than the janitor of Lessor for the purpose of cleaning the Premises unless otherwise agreed by Lessor in writing. Lessor will require any janitorial service to maintain commercially reasonable levels of insurance coverage insuring its activities. Except with the written consent of Lessor, no person or persons other than those approved by Lessor shall be permitted to enter the Building for the purpose of cleaning the same. Lessee shall not cause any unnecessary labor by reason of Lessee’s carelessness or indifference in the preservation of good order and cleanliness. Lessor shall not be responsible to Lessee for any theft or loss of property on the Premises, however occurring, or for any damage done to the effects of Lessee, by or as a result of the acts of the janitor, any other employee or contractor of Lessor, or any other person. Lessor’s janitor service shall not include cleaning of non-standard Building draperies or moving of furniture and other special services. Janitor service will not be furnished in any room occupied at the time the janitor attempts to clean such room. Window cleaning shall be done only by Lessor at intervals it deems appropriate (approximately quarterly).
7. Lessee shall not use, keep, or permit to be used or kept, except as specifically allowed in this Paragraph, any noxious gas or substance in the Premises or the Outdoor Balcony Area, nor permit the Premises or the Outdoor Balcony Area to be occupied or used in a manner offensive or objectionable to Lessor and other occupants of the Building by reason of odors and/or vibrations, or interfere in any way with other lessees or occupants conducting business in the Building. However, any lessees who are specifically allowed to operate a restaurant by Lessor, may generate cooking odors which may be allowed by Lessor if, in Lessor’s sole and absolute discretion, the same are not noxious, putrid, foul or offensive. No bicycles, skateboards, roller blades, roller skates, scooters, or similar equipment shall be allowed in the Building, and no animals (except seeing eye dogs), reptiles, insects or birds shall be brought or kept in or about the Premises, the Outdoor Balcony Area or the Building. No Lessee shall make or permit to be made any disturbing noises or disturb or interfere with occupants of the Project or neighboring property, or with those having business with such occupants, by the use of any equipment, machinery, tool, implement, appliance, apparatus, musical instrument, radio, phonograph, electronic device, or other devices. No cooking of any kind shall be done or permitted by Lessee in the Premises or the Outdoor Balcony Area, except the preparation of microwave items including, without limitation, popcorn, soup, and frozen food items, and of coffee, tea, hot chocolate, and similar items. However, all of the foregoing allowed in the Premises must be prepared only for incidental consumption by Lessee, its employees, clients and guests, and not for retail or commercial purposes of any kind.
8. The Premises shall not be used for manufacturing or assembly, or for the storage of merchandise except as such storage may be incidental to the use of the Premises for the purposes permitted by the Lease, but all storage shall be within the Premises in an area not visible from outside the Premises. Lessee shall not conduct any auction or permit any fire sale or bankruptcy sale to be held on the Premises. The Premises shall not be used for lodging or for illegal purposes.
9. Lessee shall not use any method of heating or air conditioning other than that supplied by Lessor, and shall not use or keep in the Premises, the Building, or the Project any kerosene, gasoline, naphtha, benzene or other explosive or inflammable fluid or material, except for customary and usual office and cleaning supplies provided that such use, presence or storage does not result in the violation of any Environmental Laws.
10. Lessee shall not allow the installation of telephone wires or electrical or computer wires or circuits, except with Lessor’s prior written approval. The location of telephones and other office equipment affixed to the Premises shall be subject to the approval of Lessor, but the installation of same shall be at the expense of Lessee.
11. All keys to the Building, offices, rooms and toilets, and all parking cards for the Parking Spaces, shall be obtained from Lessor. Should Lessee require any duplicate keys or parking cards, Lessee shall request the same from Lessor, who shall provide such keys or parking cards at a reasonable charge. Lessee, upon termination of its tenancy, shall deliver to Lessor all keys and parking cards which shall have been furnished, pay Lessor the cost of replacing any parking card or lost key, or changing any lock which can be opened by such lost key if Lessor deems it necessary to make such change, and disclose to Lessor the combination of any safes, cabinets or vaults left in the Premises. Lessee shall not alter or replace any lock or install any additional locks or any bolts on any door of the Premises without the prior written consent of Lessor, which consent shall not unreasonable be withheld.
12. Lessee shall not lay linoleum, tile, carpet or other similar floor coverings in any manner except as approved by Lessor. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Lessee.
13. On Saturdays, Sundays, and legal holidays, and on other days during which the Building may be closed after normal business hours, access to the Building or to the halls, corridors, or stairways in the Building, or to the Premises may be controlled through the use of monitoring personnel and/or monitoring systems and devices. Such personnel will have the right to demand of any and all persons seeking access to the Building proper identification to determine if they have right of access to the Premises. Lessor shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Lessor reserves the right to prevent access to the Building by closing the doors or otherwise. The foregoing notwithstanding, Lessor shall have no duty to anyone to provide monitoring protection for the Building at any time or to monitor access thereto.

14. Lessee shall see that the doors of the Premises are kept closed at all times except for entry and exit purposes, and that the same are not kept open by a chair or other device. Lessee shall also cause all doors of the Premises and the Outdoor Balcony Area to be closed and securely locked before leaving the Building, and shall cause all water faucets and water apparatus to be shut off before Lessee or its employees leave the Building. Lessee shall be responsible for any damage to the Building or to other lessees caused by a failure to comply with this rule.
15. Lessor reserves the right to exclude or expel from the Building or the Project any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.
16. Employees, contractors, or agents of Lessor shall not be requested to perform any work or do anything outside of their regular duties unless under special instructions from Lessor.
17. No vending machine shall be installed, maintained, or operated in the Premises without the written consent of Lessor, which consent shall not be unreasonably withheld, provided that the same must be available only for use by Lessee and its employees and must not be visible from outside the Premises. In addition, Lessee covenants and agrees that it will not install, maintain, or operate or cause to be installed, maintained or operated, any vending machines outside of the Premises or in the Project without the prior written consent of Lessor.
18. Lessee agrees that it shall comply with all fire regulations that may be issued from time to time by Lessor and/or fire authorities, and Lessee shall also provide Lessor with the names of a designated responsible employee to represent Lessee in all matters pertaining to fire regulations.
19. Lessor reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building or the Project when, in Lessor’s judgment, it is necessary, desirable or proper for the best interest of the Building or the Project or one or more of its tenants or occupants.
20. Lessee and its employees and contractors shall not disturb, solicit, or canvass any occupant of the Building or the Project and shall cooperate to prevent the same. Lessee and its employees and contractors shall not exhibit, sell or offer to sell, use, rent or exchange any item or service in or from the Premises unless ordinarily embraced within Lessee’s use of the Premises specified in the Lease, and all activities with respect thereto are conducted within the Premises.
21. Without the written consent of Lessor, in Lessor’s sole discretion, Lessee shall not use the name or logo of the Project in connection with or in promoting or advertising the business of Lessee, except as Lessee’s address.

22. All interior window coverings must be approved by Lessor, and Lessee may not install any awnings or other exterior window shades or coverings. Lessor has designed the Building’s standard internal ceiling lighting system to provide for uniform ceiling lighting throughout the Building. Accordingly, Lessor shall have the right to control all internal lighting that may be visible from the exterior of the Building. Lessor’s control shall not extend to recessed down lights, track lighting, torchiers, table, desk, or task lights within the Premises.
23. Lessee and its employees shall not park in driveways or loading areas or in reserved parking spaces of other tenants or occupants. Lessor or its agents shall have the right to immobilize or cause to be removed any car of Lessee, its employees, agents, contractors, customers and invitees, that is parked in unauthorized areas, and Lessee agrees to indemnify, defend, and hold harmless Lessor, its agents and employees, from any and all claims, losses, damages and demands arising or asserted in connection with the removal of any such vehicle and for all expenses (including attorneys’ fees and costs) incurred by Lessor in connection with such removal. Lessee will, from time to time, upon request of Lessor, supply Lessor with a list of license plate numbers or vehicles owned or operated by its employees and agents.
24. Lessee shall not waste electricity, water, heating or cooling and agrees to cooperate fully with Lessor to assure the most effective operation of the Building’s heating and air conditioning equipment and shall refrain from adjusting or attempting to adjust any controls.
25. Lessee assumes full responsibility for protecting, at all times, the Premises, the Outdoor Balcony Area and all personal effects of Lessee, its employees, agents and invitees, from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured, and Lessor shall have no liability with respect thereto.
26. Lessee shall not install or operate machinery, equipment or any mechanical or electrical device of a nature not directly related to Lessee’s ordinary use of the Premises, without the written permission of Lessor.
27. Lessee shall not be entitled, solely by virtue of this Lease, to use or patronize any service, business or facility in the Building (excluding common and parking areas to the extent provided in the Lease), but may become entitled to use or patronize the same by satisfactory arrangements with the operator of such business or facility.
28. Lessee shall place all refuse or trash in receptacles provided for the Project by Lessor. If Lessee creates an unusual amount of trash in the reasonable opinion of Lessor and Lessor so requests in writing, Lessee shall provide, at its own cost, for its own trash disposal and pickup at such intervals as Lessor may deem reasonably necessary so that no refuse or trash is visible on the Premises or the Outdoor Balcony Area.
29. Lessor shall have the right to designate and/or approve, prior to installation on the Premises, all types of window shades, blinds, drapes, awnings, window ventilators and other similar window coverings and equipment.

By executing a copy of these Project Rules and Regulations, Lessee agrees that it has read and understands the same, and will comply with all of the provisions contained herein, as may be amended by Lessor from time to time.

LESSEE:

RENEGY HOLDINGS, INC., a Delaware corporation

By:	/s/ Robert Zack

Its:	Chief Finanical Officer

Date: January 16, 2008

EXHIBIT “C”
CONSTRUCTION OBLIGATIONS OF LESSOR AND LESSEE
This Exhibit “C” sets forth the respective obligations of, and the procedures to be followed by, Lessor and Lessee in the design and construction of the Premises described in the Lease to which this Exhibit is attached, and the payment of design and construction costs. Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Lease.
1. Lessor’s Obligations. The only improvements to be constructed by Lessor within the Premises (to which the Tenant Improvement Allowance shall apply as provided in Article XIV of the Basic Lease Information) shall be the improvements of the type generally described on Schedule “1” attached hereto in the quantities (and subject to the modifications and qualifications) set forth in the Final TI Plans (as hereafter defined) for the Premises (collectively referred to hereafter as “Lessor’s Work”); provided that (i) Lessor will provide at its expense the Building shell improvements listed on Schedule “2” attached hereto, and (ii) the specifications listed on Schedule “1” attached hereto may be hereafter modified from time to time by Lessor in a commercially reasonable manner. Subject to the performance by Lessee of all of its obligations set forth in this Exhibit, Lessor will obtain a certificate of completion or occupancy required by the local building department or governmental agency with respect to the Premises. The foregoing notwithstanding, Lessor shall not be obligated to incur any costs or expenses for Lessor’s Work for the Premises in excess of the Tenant Improvement Allowance, and Lessee shall be responsible for paying all costs and expenses incurred by Lessor in designing, performing, and getting permits for Lessor’s Work in excess of the Tenant Improvement Allowance as set forth in the Basic Lease Information, subject to the terms and conditions set forth in this Exhibit and the Lease. The Tenant Improvement Allowance will be applied to all hard and soft costs necessary or appropriate to complete Lessor’s Work, including without limitation, all costs of labor and materials, fees for architectural, engineering design, and construction drawings (including a space plan for the Premises), and other professional fees and permitting fees, subject to the terms and conditions set forth in this Exhibit and the Lease. If the actual Cost of the TI Work (as defined in Section 3.3) exceeds the Tenant Improvement Allowance, then Lessee shall reimburse Lessor for the Excess Cost of the TI Work (as defined in Section 3.6) in the manner provided in Section 6 below. The foregoing notwithstanding, Lessor’s Work and the obligation of Lessor to pay for the cost thereof shall not include the cost of repairing any damage or injury resulting from the acts or omissions of Lessee or its subtenants and their respective employees, agents, or contractors (“Lessee Caused Damage”). All Lessee Caused Damage shall be promptly repaired by Lessee at its expense.
2. Lessee’s Obligations.
2.1 Lessor’s obligation to construct or improve the Premises shall be strictly limited to Lessor’s Work. All other work and improvements required for the operation of Lessee’s business at the Premises, including without limitation installation and delivery of Lessee’s Telecommunications Equipment, furniture, fixtures and equipment, and other property constituting Lessee’s Property, and all Lessee Caused Damage to the Premises, the Building, or any other improvements (collectively, “Lessee’s Work”), shall be performed, completed, and installed by Lessee at its expense (subject to Lessor’s approval rights as provided in the Lease and this Exhibit “C”). Within ten (10) business days prior to the date Lessor and Lessee determine in good faith will be the date Lessor will have Substantially Completed Lessor’s Work in the Premises, and subject to the conditions set forth in Section 2.2 of the Lease, Lessee shall be allowed to enter upon the Premises to perform Lessee’s Work with respect thereto; provided, however, that Lessee, its agents, employees and contractors, shall not unreasonably interfere with the performance of Lessor’s Work in the Premises, and shall be responsible for repairing, at Lessee’s expense, all Lessee Caused Damage.
2.2 All of Lessee’s Work shall be performed (i) through the services of a licensed, bonded and insured contractor approved in writing by Lessor (such approval shall not be unreasonably withheld, (ii) in a good and workmanlike manner, (iii) in compliance with Article 11 of the Lease, (iv) in accordance with Lessee’s Plans and Specifications (as hereafter defined in this Section), if any are reasonably required by Lessor given the nature and scope of Lessee’s Work, and (v) in compliance with the Lease and all applicable statutes, ordinances, rules, regulations and building codes of any governmental authority having jurisdiction over the Premises. Lessor agrees not to unreasonably withhold its approval of each set of preliminary plans and specifications submitted to it by Lessee for Lessee’s Work (if any are required by Lessor as herein provided); provided, however, that the parties agree it shall be reasonable for Lessor to withhold its approval of Lessee’s Work, and/or plans and specifications for Lessor’s Work (pursuant to Sections 4 and 5 below), if the work, materials, and/or improvements contemplated thereby:
(a) exceed or adversely affect the structural integrity of the Building or any portion thereof, or any material part of the heating, ventilation, air conditioning, plumbing, mechanical, electrical, communication, elevators, or other systems of the Building or Lessor’s Parcel without appropriate supplemental measures being taken by Lessee;
(b) would not be approved by a prudent owner of property similar to the Building, or its lenders;
(c) will reduce the market value of the Premises or the Building in the reasonable opinion of Lessor;
(d) do not conform to applicable codes, ordinances, and other governmental requirements or is not approved by any governmental authority with jurisdiction over the Building;
(e) in Lessor’s reasonable determination, do not conform to the standards set forth on Schedule “1” attached hereto;
(f) would detrimentally affect the exterior appearance and design of the Building and Lessor’s Parcel; and/or
(g) in Lessor’s reasonable determination, are unacceptable for any other material reason not set forth herein.

If any plans and specifications are required by Lessor as provided above, then Lessee shall submit professionally prepared preliminary plans and specifications for Lessee’s Work, and Lessor shall issue its written approval or disapproval (giving general reasons in the case of disapproval) within ten (10) business days of its receipt of each set of such preliminary plans and specifications. If Lessor fails to respond within said 10-business day period, Lessor’s approval shall be deemed given. If Lessor disapproves of any such preliminary plans and specifications for Lessee’s Work, Lessee shall revise the same to address the areas of disapproval and re-submit the same hereunder until Lessor approves thereof. Upon approval by Lessee, the same shall be deemed “Lessee’s Plans and Specifications” referred to herein.
2.3 Before entering the Premises, Lessee’s Contractor (in addition to the insurance requirements applicable to Lessee in the Lease) must provide proof of insurance (including builder’s risk, worker’s compensation and liability insurance) in commercially reasonable amounts and with commercially reasonable coverages reasonably required by Lessor, with each policy naming Lessor as an additional insured, as applicable. All subcontractors shall also be duly licensed, bonded and insured in a commercially reasonable manner.
2.4 Lessee shall provide a complete list of all contractors and subcontractors entering the Building and all contractors and subcontractors shall abide by the rules and hours established by Lessor from time to time.
2.5 In no event shall Lessee, as part of Lessee’s Work, be entitled to connect to, alter, and/or modify in any way, the structure of the Building, and/or plumbing, mechanical, HVAC, energy management systems, fire sprinkler and fire alarm systems and other systems and equipment comprising the Building.
2.6 Lessee, its contractors, agents, employees and invitees, shall have no right of access to, or use of, the roof of the Building.
2.7 During the course of Lessee’s Work, Lessor may enter upon the Premises at all reasonable times for the purpose of inspecting Lessee’s Work. If Lessor finds any workmanship inferior, defective or not in accordance with Lessee’s Plans and Specifications, the Lease or this Exhibit “C”, Lessee shall promptly correct the same. Lessor’s authority to act under this subsection shall not give rise to a duty of Lessor to make inspections or otherwise enforce Lessee’s compliance with the terms of the Lease, this Exhibit “C”, or Lessee’s Plans and Specifications. Lessee’s failure to comply with the terms of this Exhibit “C” or the Lease shall constitute a default under the Lease.
2.8 All work performed by Lessee, or any fixtures or personal property moved onto and/or installed in the Premises during the completion of Lessee’s Work, shall be at Lessee’s own risk; Lessee bears the risk of loss with respect thereto and shall be responsible for insuring the same. Neither Lessor nor its employees, agents, or contractors shall be responsible to Lessee for damage to, or the loss or destruction of Lessee’s Work or property, except for their respective reckless and intentional misconduct and, subject to the foregoing, any damage, cost or expense incurred by Lessor or its other tenants as a result of Lessee’s construction shall be the sole responsibility of Lessee. In no event shall Lessor be responsible for providing security or monitoring services to prevent any loss or theft of Lessee’s furniture, fixtures, equipment, tools, materials, supplies or personal property.

3. Definitions. As used herein, the following terms shall have the following meanings:
3.1 “Approved Space Plan” shall mean the space plan and specifications for Lessor’s Work for the Premises approved by Lessor and Lessee pursuant to Section 4 of this Exhibit.
3.2 “Construction Drawings” shall mean the full and detailed architectural and engineering plans and specifications covering Lessor’s Work for the Premises (including, without limitation, architectural, mechanical and electrical working drawings for Lessor’s Work). Each set of Construction Drawings shall be based on the Approved Space Plan for the Premises.
3.3 “Cost of the TI Work” shall mean and include any and all costs and expenses of Lessor’s Work for the Premises, including, without limitation, the following applicable thereto: fees and costs of the TI Architect and engineers for the preparation and printing of each set of the preliminary plans and specifications, Approved Space Plan, Construction Drawings and Final TI Plans, permit fees and the costs of all labor (including overtime), supplies and materials associated with the improvements to the Premises, including any wall treatments, floor coverings and/or other improvements included within the scope of Lessor’s Work.
3.4 “Cost Statement” shall mean a written statement of the total Cost of the TI Work for the Premises; each Cost Statement will be determined in accordance with the process described in Section 7 of this Exhibit, and approved by Lessee and Lessor to the extent provided in Section 7. Each Cost Statement shall indicate a calculation of the Excess Cost of the TI Work for the Premises.
3.5 “Delays Caused by Lessee” shall mean delays in the completion of any portion of Lessor’s Work caused by Lessee or its agents, employees, contractors, architects, or engineers, arising from the following: (i) the performance or completion of any work in the Premises by Lessee, its agents, employees, contractors, architects, or engineers that damages, alters, or otherwise adversely affects any portion of Lessor’s Work, (ii) Lessee’s failure to comply with any codes, regulations, or other legal requirements relating to Lessee’s Work that results in any portion of Lessor’s Work being delayed, halted, or shut-down, (iii) Lessee’s breach of the terms of this Exhibit or other provisions of the Lease relating to Lessee’s Work, (iv) any error in the Final TI Plans or other related construction documents caused by Lessee, its employees, agents, contractors, architects, space planners, or engineers, and/or (v) the negligence or willful misconduct of Lessee, its employees, agents, contractors, architects or engineers.
3.6 “Excess Cost of the Work “ shall mean the amount, if any, set forth in each Cost Statement by which the Cost of the Work for the Premises exceeds the Tenant Improvement Allowance applicable to the Premises.
3.7 “Final TI Plans” shall mean, with respect to the Premises, the Approved Space Plan, and the approved Construction Drawings therefor, as the same may be revised or modified in accordance with the terms and conditions set forth herein.
3.8 “Lessor’s Work” shall have the meaning set forth in Section 1.1 of this Exhibit and, in addition, shall include all design and engineering work, space planning, permits, labor, supervision, materials, fixtures, special facilities, equipment, tools, supplies, taxes, occupancy permits and related inspections, and services necessary to timely and properly produce all work, provide necessary materials, and complete the construction required by, or reasonably inferable from, the Final TI Plans for the Premises, and all work, services and materials necessary to produce fully connected, complete, operational, and functional systems and finishes in the Premises.

3.9 “Substantial Completion,” “Substantially Complete,” “Substantially Completed” or similar capitalized terms shall mean the stage in the progress of Lessor’s Work when the last of the following have occurred with respect to the Premises: (i) Lessor’s Work is sufficiently complete in accordance with the Final TI Plans so that Lessee may occupy the Premises and utilize the same for its permitted business, subject to the completion of any minor punchlist items that do not unreasonably interfere with Lessee’s occupancy and use of the Premises; and (ii) a certificate of occupancy or its equivalent (unless the same cannot be issued due to the incompletion of Lessee’s Work) permitting the use and occupation of the Premises shall have been issued by the City.
3.10 “TI Architect” shall mean Phoenix Design One, Inc.
4. Approved Space Plan. Within five (5) business days after execution of this Lease, with respect to the Premises, the parties will cause the TI Architect to prepare and provide to Lessor preliminary plans and specifications for improvements to be made to the Premises which are acceptable to Lessee, in its reasonable, good faith judgment. Such preliminary plans and specifications shall be subject to Lessor’s review and approval. Lessor agrees not to unreasonably withhold, condition or delay its approval of each set of such preliminary plans and specifications, subject to the criteria in Section 2.2 above. Lessor shall issue its written approval or disapproval (giving general reasons in the case of disapproval) within ten (10) business days of its receipt of the respective preliminary plans and specifications. If Lessor fails to respond within said 10-business day period, Lessor shall be deemed to have disapproved the same. If Lessor disapproves of any such preliminary plans and specifications, then the TI Architect, in consultation with Lessor and after having obtained Lessor’s approval, in its reasonable discretion, will revise and re-submit the same hereunder until Lessor approves thereof.
5. Final TI Plans. If necessary for the performance of Lessor’s Work and to the extent not included as part of the Approved Space Plan applicable to such portion of Lessor’s Work, TI Architect will prepare the Construction Drawings therefore, based on and consistent with the applicable Approved Space Plan, within twenty-five (25) business days following Lessor’s written approval of the Approved Space Plan. The Construction Drawings shall also be subject to Lessor’s reasonable approval and the approval of all local governmental authorities who need to approve the work and/or the Construction Drawings. Lessor shall give its approval or disapproval (giving general reasons in case of disapproval) of the Construction Drawings in writing within ten (10) business days after their delivery. Lessor and Lessee each agree not to unreasonably withhold, condition or delay its approval of the Construction Drawings (subject to the criteria in Section 2.2 applicable to Lessor’s approval). If Lessor notifies Lessee that changes are required to the Construction Drawings so submitted (such changes to be reasonable and not inconsistent with the Approved Space Plan), the TI Architect shall, within ten (10) business days thereafter, submit to Lessor for its approval, such Construction Drawings amended in accordance with the changes so required. The Construction Drawings shall also be revised, and Lessor’s Work as shown thereon shall be changed, to incorporate any work required in the Premises by any local governmental field inspector (the cost of which shall be included in the respective Cost of the TI Work.

6. Cost of the TI Work. Lessor shall pay all of the Cost of the TI Work, including, but not limited to, design, architectural, engineering and permit fees (including, without limitation, all fees of the TI Architect), up to the amount of the Tenant Improvement Allowance. Lessee shall be responsible for the Excess Cost of the TI Work, as determined in accordance with Sections 1 and 3.6 hereof, and shall reimburse Lessor for the Excess Cost of the TI Work within fifteen (15) days after Lessor commences Lessor’s Work; provided, however, that Lessee may elect (in Lessee’s discretion), by written notice to Lessor within said 15-day period, to amortize the Excess TI Cost, up to an amount not to exceed Five Dollars ($5.00) per usable square foot in the Premises (i.e., the maximum amount would be 6,806 usf x $5.00 = $34,030.00), over months six (6) through sixty-five (65) of the Lease Term at a rate per annum equal to ten percent (10%) and the resulting monthly amount so amortized will be added to the Base Rental due for the Premises during said portion of the Lease Term.
7. Bidding Process. Following the approval of the Construction Drawings by Lessor and Lessee, Lessor shall release the same to Lessor’s preferred general contractor who shall reasonably solicit bids from at least two (2) subcontractors for those applicable trades in which at least two (2) qualified subcontractors are reasonably available. Lessor’s preferred general contractor shall be required to provide a bid by no later than fifteen (15) business days after receipt of the approved Constructing Drawings. If the total Cost of the TI Work (based on the bid, as may be amended based on approved change orders, plus the cost of the permit fees that Lessor will pay directly and not as part of the construction contract) exceeds the Tenant Improvement Allowance, then Lessor and Lessee shall, within thirty (30) business days after receipt by Lessor and Lessee of such bids, make such revisions to the Final TI Plans as are necessary to cause the total Cost of the TI Work to be equal to or less than the Tenant Improvement Allowance (but subject to Lessor’s reasonable approval and the criteria in Section 2.2 above); provided that if such revisions require the City’s approval, any delay resulting therefrom that delays Lessor’s Work will constitute a Delay Caused by Lessee. Upon approval of such revisions to the Final TI Plans by Lessor, Lessee, and the City, Lessor shall (i) prepare, and prior to commencing Lessor’s Work, submit to Lessee the revised Cost Statement and (ii) enter into a contract with Lessor’s preferred general contractor for Lessor’s Work on a lump sum contract basis, subject to only the cost of change orders requested by Lessee in accordance with the terms and conditions of this Exhibit, and setting forth a date on which construction shall be completed pursuant to the aforementioned mutually agreeable schedule. Lessor shall not be paid a construction management fee.
8. Performance of Lessor’s Work. Following the procedures described in Section 7 above, and subject to Section 2.3 of the Lease, Lessor shall cause Lessor’s Work to be performed in a good and workmanlike manner and in accordance with the Final TI Plans.
9. Progress Reports. Lessor shall consult with Lessee from time to time concerning the scheduling and progress of Lessor’s Work to keep Lessee informed of the progress and the estimated completion date of Lessor’s Work. Lessor will notify Lessee as soon as reasonably possible after the occurrence of an event that results in any material changes in Lessor’s construction schedule.

10. Modifications to the Plans. Changes to the Final TI Plans shall be made as part of the Cost of the TI Work, including changes made for the purpose of complying with any applicable legal requirements, and the Cost Statement will be adjusted accordingly. It is further agreed that Lessee shall otherwise be entitled to make changes in the Final TI Plans only as hereinafter set forth. Lessee shall be entitled to change the Final TI Plans only with respect to work that has not yet been completed to an extent that material changes to existing work will be required. Within five (5) business days after Lessee requests such permitted changes by written notice to Lessor (“Lessee’s Change Order Notice”), Lessor shall submit to Lessee a statement of the estimated cost of such changes, if any, based on a price quote from Lessor’s contractor pursuant to the change order pricing provisions in the construction contract for Lessor’s Work. Lessee shall notify Lessor within two (2) business days after Lessor’s statement is delivered to Lessor, whether or not Lessee desires Lessor to proceed with such changes. If Lessee fails to so notify Lessor, then Lessee’s Change Order Notice shall be deemed withdrawn. Otherwise, the Cost Statement will be adjusted accordingly. The foregoing notwithstanding, any change order requested by Lessee pursuant hereto (whether Lessee elects to implement them or not) and related pricing and other negotiations and additional work that delays Lessor’s Work will constitute a Delay Caused by Lessee.
11. Substantial Completion; Punchlist. Lessor will provide Lessee with written notice of Lessor’s estimated Substantial Completion date for the Premises approximately fifteen (15) days prior to said estimated date. Thereafter, Lessor shall give Lessee written notice of the date on which Lessor has actually reached Substantial Completion for the Premises. Within five (5) business days after receipt of said written notice, Lessee shall cause the Premises to be inspected and give Lessor written notice specifying in good faith any punchlist items Lessor needs to address. Within three (3) business days following Lessor’s receipt of Lessee’s proposed punchlist, the parties shall jointly inspect Lessor’s Work and agree in good faith on a final written list of the actual unfinished portions of Lessor’s Work (the “final punchlist”). Lessor shall repair, replace, and/or complete any such items on the final punchlist within thirty (30) days thereafter.

SCHEDULE “1”
[to Exhibit “C”]
LESSOR’S WORK — BUILDING STANDARDS

Demising & Corridor Partitioning
Full-height demising partition with 5/8" Type-X gypsum wallboard attached to both sides of 3 5/8" 20-gauge metal studs at 24" on center. Demising partition to extend to underside of floor deck and to have smooth finish and eggshell paint on the Lessee side.

One-hour-rated corridor partition to have the same construction as the demising partition, with fire taping and caulking as required by code, R-11 insulation, gypsum board, and sound caulking at floor. Corridor side of the partition wall to be finished with wall covering and 6 1/2" hardwood base (stained to match Architect’s sample); Lessee side of the partition to be finished as specified in Lessee’s drawings.

Lessee Partitioning
2 1/2" 25-gauge metal studs at 24" on center with one layer of 5/8" gypsum wallboard on both sides. Partitions to extend from floor to underside of ceiling grid or 6" above ceiling, at Lessor’s option, with smooth finish, eggshell paint, and base on both sides.

Lessee Entry Doors/Frames
Recessed 3'-0" x 7'-10" x 1 3/4" solid-core, quarter-sliced, medium-figured cherry veneer doors (stained to match Architect’s sample) with mortised lever lockset and Western Integrated door frame with 302 trim and clear-anodized finish. Entry doors to have a single light in door panel, fire rated as required by code. A secondary entry/exit door (without sidelight) shall be provided, if required by code. Entire door assembly to have a 20-minute fire rating.

Lessee Interior Doors/Frames	3'-0" x 7'-10" x 1 3/4" solid-core, quarter-sliced, medium-figured cherry veneer door (stained to match Architect’s sample). Western Integrated door frame, 302 trim, with clear-anodized finish.

Schedule 1 to Exhibit C - Page 1

Lessee Entry Hardware
Schlage mortised lever lockset with 07 lever, finish to be US26D satin chrome. LCN closer 4040 series. 2 pair Hager ball bearing butt hinges, 4 1/2" x 4 1/2", with wide throw capacity, finish to be US26D. Trimco wall stop, finish to be US26D. Keying hardware to coordinate with Building and floor master.

Lessee Interior Hardware
Schlage cylindrical lever latch set with 07 lever, finish to be US26D satin chrome. 2 pair Hager butt hinges, 4 1/2" x 4 1/2", with wide throw capacity, finish to be US26D. Trimco wall stop, finish to be US26D. If required, LCN closer 4040 series.

Acoustical Ceiling	Suspended white 2' x 2' Armstrong Ultima 1912 ceilings with DuraBrite acoustically transparent membrane; NRC .70; LRV .89; square tegular in 9/16" grid.

Floor Covering	Carpet: Shaw, 24 - 30 oz. weight and 1/18 - 1/10-gauge broadloom carpet with “Action Bac”.

Vinyl composition tile (ACT): Armstrong “Imperial Texture, Standard Excel on” or equal, 12" x 12", 1/8"-gauge.

Base	Rope or equal, 4" rubber base. Base to be 4"-high coved rubber base throughout, or as noted otherwise in Lessee’s drawings.

Paint	Dunn Edwards “Supreme,” Fraise “Lo Go,” or equal, eggshell paint on smooth finish.

Window Coverings	1" mini-blinds with dust guard at all exterior windows, Leveler or equal, provided by Building owner. Mini-blinds must be either fully raised in lock-up position or fully lowered.

Fire Extinguisher Cabinet	Larsen’s architectural series 2, semi-recessed, 1/2" rolled edge with brushed stainless finish, or equal.

Fire Protection Sprinkler System

Semi-recessed white sprinkler head with white escutcheon, centered in ceiling tile. Necessary sprinkler drops to meet City codes. Fully concealed white sprinkler head on drywall ceilings/soffits/headers at Lessor’s option.

Schedule 1 to Exhibit C - Page 2

HVAC
2' x 2' 4-way white diffuser and perforated return-air grille, thermostat installation, flexible duct and air devices. All thermostats to be coordinated with light switches, per Architect. Alternative upgrades: Titus, Omni (see Schedule 3).

Lessee Light Fixtures
Suspended linear ambient uplight. Peerlite, Cerra 7, 7CRM7-1 or equal, with single T5 (3500ºK) lamp, minimum 54 watts, available in lengths of 4', 8', and 12'. Bottom of fixture mounted at 8'-0" above finished floor. Coordinate with Building owner for orientation of fixtures.

Light Switches	Single-pole rocker switch, cover plate white.

Exit Lights	Provided as required by City codes. Lithonia “Precise Collection” “LRP” exit lights. LED lamps, red letters on clear mirrored background.

Electrical Convenience Outlet	Duplex wall outlet, cover plate white.

Data/Telephone Outlet	Rough-in box with mud ring and pull string. Lessee will coordinate with its communications equipment company to obtain detailed requirements for inclusion in construction plans and schedule.

Telephone Mounting Board	One 4' x 8' x 3/4" ACX fire-rated plywood mounting board, plywood painted to match adjacent walls. (Smaller lessees may require only a 4' x 4' mounting board).

Schedule 1 to Exhibit C - Page 3

SCHEDULE “2”
[to Exhibit “C”]
ADDITIONAL ITEMS TO BE PROVIDED BY LESSOR AT ITS COST

Window Coverings	1" mini-blinds with dust guard at all exterior windows, Levelor or equal, provided by Building owner. Mini-blinds must be either fully raised in lock-up position or fully lowered.

Fire Protection Sprinkler System
The main high-pressure primary distribution loop around core area of the Premises will be provided by Lessor at its expense; however, all extension lines from the primary loop, drops, sprinkler heads, and similar equipment required by code for the Premises will be part of the Cost of the TI Work.

HVAC	Condenser water available for primary high pressure distribution loop for the HVAC system around core area of the Premises will be provided by Lessor at its expense; however, all ductwork distribution, VAV boxes, heat pumps, vents, thermostats, supplemental units and similar equipment for the Premises will be part of the Cost of the TI Work.

Schedule 2 to Exhibit C - Page 1

EXHIBIT “D”
DESCRIPTION OF LESSEE’S PROPERTY
None.

EXHIBIT “E”
RIGHTS RESERVED BY LESSOR
Notwithstanding any other provisions in the Lease, Lessor reserves the following rights:
1. Lessor shall have the right to use the parking areas and other areas outside of the buildings within the Project for the promotion and marketing of space within the Project, or within property adjacent to or near the Project which may be developed by Lessor or a member, affiliate or subsidiary of Lessor, including without limitation, the right to maintain signs and other promotional devices on the Project.
2. Lessor shall have the right to construct additional improvements within the Project to improve and enhance the same, including without limitation, additional landscaping and other common facilities.
3. Lessor, or any member, affiliate or subsidiary of Lessor, or an entity related to a member of Lessor, may construct additional phases similar to or compatible with the Project, including office, retail, restaurant, hotel and residential uses, and may connect the same to the parking facilities and other common areas of the Project to provide access upon and across the parking areas, driveways, and other paved surfaces of the Project for vehicular and pedestrian ingress and egress to and from such additional phases.
4. Lessor further reserves the right to grant temporary or permanent easements from time to time for construction, access, utilities, drainage and/or other purposes for the development of property within or adjacent to the Project, provided that such easements shall not materially and adversely impair the use of the parking areas, driveways, and other paved surfaces within the Project.
5. Lessor reserves the right to name or rename the Project or the Building or to change the name and/or street address of the Project or Building, which may constitute or include the name of another tenant or occupant in the Building or the Project.
6. The right to grant to anyone the exclusive right to conduct any business upon and/or render any service to the Project, provided such exclusive right shall not operate to exclude Lessee from using the Premises for the purposes specifically set forth in the Basic Lease Information.
7. The right to designate and/or control any service in or to the Building and its tenants or occupants.
8. The right not to enforce a particular rule or regulation against a particular tenant in Lessor’s sole discretion; provided, however, that Lessor agrees the rules and regulations will, to the extent reasonably practicable, be enforced in a non-discriminatory manner against all similarly situated tenants or occupants of the Project.

9. The right to allow portions of the common areas within or outside the Building to be used (i) exclusively by certain tenants or occupants of the Project (including without limitation for outdoor seating for restaurants and bars), and/or (ii) for kiosks, displays, carts or stands, and/or (iii) for ATM machines, mailboxes, overnight courier dropboxes, or other equipment or concessions.
The foregoing rights in favor of Lessor shall not in any way be construed as creating any obligation on the part of Lessor to exercise any such rights or to perform any of the activities, construct any improvements, develop any property, or grant any easements referred to in this Exhibit “E”. The foregoing rights are exercisable without notice to Lessee or liability for any inconvenience suffered by Lessee as a result thereof (including without limitation any diminution of light, air or view), and Lessee shall not be entitled by reason thereof to terminate this Lease or to receive an abatement or reduction of any rental provided for under this Lease.